UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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the Securities Exchange Act of 1934 (Amendment No. )
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INTERNATIONAL SEAWAYS, INC.
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INTERNATIONAL SEAWAYS, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
JUNE 2, 2021

To the Stockholders of International Seaways, Inc.:
We cordially invite you to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of International Seaways, Inc. (the “Company” or “INSW”), which will be held “virtually” via live webcast at www.virtualshareholdermeeting.com/INSW2021, on Wednesday, June 2, 2021, at 2:00 p.m. Eastern time. You will be able to attend the meeting online, vote your shares and submit questions during the meeting by visiting the website listed above. In order to join the Annual Meeting, you will need to have the 16-digit control number included on your proxy card or in the instructions that accompanied your proxy materials (or in other communications you may have received from the broker, bank or other nominee in whose name your shares are held). The Annual Meeting will be held online only, and will be held for the purposes of:
(1)	Electing the eight directors named in the accompanying Proxy Statement, each to serve until the annual meeting of the Company to be held in 2022;
(2)	Ratifying the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2021; and
(3)	Approving, by advisory vote, the compensation of the Named Executive Officers for 2020 as described in the accompanying proxy statement.
We will also act on any other business that is properly raised.
Only stockholders of record at the close of business on April 19, 2021 are entitled to notice of, and to vote at, the Annual Meeting.
Your vote and that your shares be represented at the meeting are both very important. We urge you to vote as soon as possible by telephone, over the Internet or by marking, signing and returning by mail your proxy or voting instruction card, even if you plan to attend the virtual Annual Meeting. If you attend the virtual meeting and wish to vote, you may withdraw your proxy and vote at that time. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder. Your prompt consideration is greatly appreciated.
The Company’s Proxy Statement is attached. Financial and other information concerning the Company is contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 (the “2020 Annual Report”). The Company is sending you the full set of proxy materials for the Annual Meeting – this Proxy Statement, the 2020 Annual Report and a proxy card for the Annual Meeting.
By order of the Board of Directors,
JAMES D. SMALL III

Chief Administrative Officer, Senior Vice President,
General Counsel and Secretary

New York, New York
April 23, 2021

INTERNATIONAL SEAWAYS, INC.
600 Third Avenue, 39th Floor
New York, New York 10016
PROXY STATEMENT
WHO WE ARE
International Seaways, Inc. (NYSE: INSW) (the “Company” or “INSW”) is one of the world’s largest tanker companies, providing energy transportation services for crude oil and petroleum products in international markets. The Company owns and operates a fleet of 36 vessels, including 34 conventional tankers – comprising 11 VLCCs, two Suezmaxes, four Aframaxes/LR2s, 13 Panamaxes/LR1s and four MR tankers – and, through joint ventures, ownership interests in two floating storage and offloading service vessels. In addition, in March 2021 the Company signed shipbuilding contracts for the construction of three dual fuel LNG VLCCs for delivery during the first quarter of 2023 (as more fully described below under “2020 and First Quarter of 2021 in Review”).
Signing of Merger Agreement with Diamond S Shipping Inc.
Since becoming a stand-alone public company in December 2016, the Company has been committed to enhancing its earnings leverage and financial strength, unlocking value for shareholders, and implementing a disciplined and accretive capital allocation strategy. As part of that commitment, on March 30, 2021, the Company and Diamond S Shipping Inc. (NYSE: DSSI) (“Diamond S”) agreed to merge in a stock-for-stock transaction, pursuant to which INSW stockholders and Diamond S stockholders will own approximately 55.75% and 44.25% of the combined company, respectively, on a fully diluted basis. The merger would create the second largest U.S.-listed tanker company by vessel count and the third largest by deadweight. On a proforma basis the combined company would have 100 vessels, shipping revenues of over $1 billion, over 2,200 employees, and an enterprise value of approximately $2 billion. Prior to the closing of the merger, the Company is permitted to pay a special dividend to its stockholders in an aggregate amount equal to $31,500,000, which special dividend will not result in a change to the exchange ratio.
The completion of the merger is subject to the satisfaction or waiver of certain conditions, including the approval of the merger agreement by a majority of all outstanding shares of Diamond S common stock and approval of the issuance of the newly issued INSW shares by a majority of INSW shares entitled to vote thereon. The relevant Diamond S and INSW shareholder meetings will take place following the Annual Meeting. Completion of the merger is also subject to regulatory approvals and other customary closing conditions.
Assuming the merger is completed as planned, the Company will remain listed on the NYSE under the symbol “INSW” and the INSW shares that are issued and outstanding prior to the closing will remain issued and outstanding following the closing. The Board of Directors of the combined company will be comprised of seven representatives of INSW and three representatives of Diamond S, with Doug Wheat, Lois Zabrocky and Jeffrey Pribor continuing to serve as Chairman of the Board, Chief Executive Officer and Chief Financial Officer of INSW, respectively.
For further information about the merger, please refer to the related Registration Statement on Form S-4 that INSW will file with the Securities and Exchange Commission and the Form 8-K/A filed by the Company on April 6, 2021.
2020 and First Quarter of 2021 in Review
Our goals for 2020 were to (i) execute our business strategy in a manner consistent with our Environmental, Social and Governance (“ESG”) principles, (ii) refinance our high interest debt obligations, (iii) continue to build on our track record as a disciplined capital allocator, (iv) maximize our fleet’s earnings potential through opportunistic charter-ins, charter-outs, sales and purchases of vessels and investments in Exhaust Gas Cleaning Systems (“scrubbers”) on our modern VLCCs and (v) execute transactions that would ultimately unlock the value of our shares to investors. During 2020, we successfully addressed each of these goals:
•
Executed loan agreements in January 2020 with several bank lenders with respect to senior credit facilities aggregating $390 million of which $370 million of proceeds was used to repay existing indebtedness. The combined effect of such refinancing, which lowered our average interest rates on the refinanced portion of our debt by 350 basis points and our overall average interest rates by 200 basis points, and both lower LIBOR rates during 2020 and lower average debt outstanding during 2020, reduced our annual cash interest expense by approximately $25.0 million;

•	Used available cash on hand to pay off $20 million of outstanding debt in March 2020 and an additional $40 million of outstanding debt in August 2020, further reducing our interest costs;
•	Initiated a regular quarterly dividend of $0.06 per share and paid dividends aggregating $6.8 million to our stockholders in 2020;
•	Repurchased and retired approximately 1.4 million shares of common stock in open-market purchases at a total cost of $30.0 million;
•	Acquired a 2009–built LR1, which we then deployed in our market-leading Panamax International pool;
•	Sold a 2002-built Aframax, a 2001-built Aframax, a 2003-built VLCC, and a 2002-built VLCC for aggregate net proceeds of approximately $73 million;
•
Opportunistically locked in four of our VLCCs and our LR2 on time charters for periods ranging from seven months to 36 months with major oil producing and trading companies during a period of time at which charter rates were significantly above historical averages;

•	Completed scrubber installations on seven of our 10 modern VLCCs;
•	Issued our inaugural ESG report; and
•
Signed a 10-year extension on each of our existing service contracts between our FSO Joint Venture and North Oil Company. Based on our 50% ownership interest in the two joint ventures, the 10-year contract extension extensions are expected to generate in excess of $322 million in contract revenues for the Company.

Continuing to pursue the foregoing goals in the first quarter of 2021, the Company signed shipbuilding contracts with the South Korean shipyard Daewoo Shipbuilding and Marine Engineering Limited in March 2021 for the construction of three dual fuel LNG VLCCs which are expected to deliver in the first quarter of 2023, subject to certain conditions customary to similar transactions. Upon delivery to the Company the three vessels will be employed on seven year time charters with oil major – Shell. The total construction cost for the three vessels will be approximately $290 million, which will be paid through a combination of long-term financing and available liquidity. The Company expects the vessels to be well suited to future environmental regulation throughout their life as they meet both current IMO Energy Efficiency Design Index (“EEDI”) and also exceed 2025 Phase III EEDI targets by about eight percent.
2020 Financial Performance Highlights
Shipping revenues and TCE Revenues achieved in 2020 were $421.6 million and $402.0 million, respectively, of which approximately 79%, respectively, were generated from our Crude Tankers segment. Income from vessel operations decreased by $15.3 million to $39.9 million in 2020, from $55.2 million in 2019, primarily driven by $103.0 million of vessel impairment charges recognized during 2020. We achieved Adjusted EBITDA of $220.1 million in 2020 compared to $164.7 million in 2019, a significant increase that was principally driven by high rates in the first half of 2020 caused by market disruptions. “Adjusted EBITDA” represents net loss before interest expense, income taxes and depreciation and amortization expense adjusted for the impact of certain items that INSW does not consider indicative of our ongoing operating performance, as disclosed in Item 6, “Selected Financial Data” in the Company’s

2020 Annual Report. We have included a reconciliation of Adjusted EBITDA to net loss in the 2020 Annual Report. INSW’s total cash (including restricted cash) as of December 31, 2020 was $215.7 million compared to $150.2 million as of December 31, 2019. We made capital investments totaling $76.2 million during 2020 for vessel purchases, vessel improvements and drydocking, generated $216.1 million in cash from operations, paid cash dividends of $6.8 million and repurchased shares of our Common Stock at a total cost of $30.0 million.
Environmental, Social and Governance
INSW is committed to working to address Environmental, Social and Governance (“ESG”) issues as a part of our core culture. Accordingly, we strive to meet, and when possible and appropriate, exceed minimum compliance levels for all applicable rules and regulations governing the maritime industry. In 2020, we published our first ESG report, which outlined our ESG metrics and performance in 2019 as well as our vision and goal for the future. Our core philosophy is to transport energy safely and efficiently. The ESG report may be accessed at our website https://www.intlseas.com and clicking on ESG Report on the right side of the page. The ESG report is not incorporated by reference in any filings with the SEC made pursuant to the Securities Act of 1933, as amended, or the Securities Exchange of 1934, as amended, including this Proxy Statement. Our forthcoming ESG report will describe in detail the ESG initiatives we undertook in 2020.
We are focused on various matters in connection with ESG issues:
•
Environment. Due to the nature of our business, environmental and climate change-related risks are key considerations for us. We recognize that greenhouse gas (“GHG”) emissions, which are largely caused by burning fossil fuels, contribute to the warming of the global climate system. Our industry, which is heavily dependent on the burning of fossil fuels, faces the dual challenge of reducing its carbon footprint by transitioning to the use of low-carbon fuels while extending the economic and social benefits of delivering energy to consumers across the globe. We welcome and support efforts to increase transparency and to promote investors’ understanding of how we and our industry peers are addressing the climate change-related risks and opportunities particular to our industry. In 2020, we published our inaugural ESG report. In addition, we are working to meet the carbon efficiency targets included in our sustainability-linked loan and to establish other appropriate metrics by which to measure our performance and drive improvement. The Company’s governance, strategy, risk management and performance monitoring efforts in this area are evolving and will continue to do so over time.

•
Social. We operate a well-maintained fleet staffed by experienced officers and crews, and we believe that our seafarers are as crucial to our success as the team ashore that supports them. Through our technical and commercial management partners and our own in-house expertise, we have developed a global network to support our seafarers while delivering shipping services safely and effectively to our customers. Our philosophy is one of continual improvement throughout ship and shoreside operations, and we are committed to providing our mariners a safe, high quality place to work in an environment where they can thrive professionally. We maintain a robust safety and compliance culture that reflects the leadership and commitment displayed every day by our senior officers and shoreside staff. Furthermore, we believe in fair and transparent business practices, and we do not tolerate unethical business dealings or facilitation payments.

•
Governance. ESG matters are of significant relevance to us, and the Board regularly engages in discussions relating to both ESG risks and opportunities. All of the current directors (other than the Chief Executive Officer) are independent for service on the Board, including experts in both shipping and compliance. Our management team, led by the Chief Executive Officer, executes the action plans as approved by the Board and works to manage ESG-related risks and opportunities.

As part of the Company’s approach to ESG issues, the Company has historically focused on inclusion and diversity, both of which are key to its global operations. INSW employs on its vessels seafarers from more than seven countries, predominantly in Asia and Europe, and has employees of more than nine nationalities represented in its shore-based staff. The Board includes two women out of eight directors, and the senior leadership team (comprised of the five NEOs, the Controller, and the heads of Information Technology, Human Resources and the lightering business) includes two women (including the CEO, who is also a director) and two members of underrepresented minority groups. The Company’s global mindset, coupled with its focus on fairness, diversity and inclusion, helps drive business success and ensures the Company is committed to its people and the communities in which they work and live.
ESG-related matters are regularly discussed with both the Corporate Governance and Risk Assessment Committee, and with the full Board.
INFORMATION CONCERNING SOLICITATION AND VOTING
The accompanying proxy is solicited on behalf of the Board of Directors (the “Board”) of the Company for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on June 2, 2021 at 2 p.m. Eastern time, or any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held virtually via live webcast at www.virtualshareholdermeeting.com/INSW2021. You will be able to attend the meeting online, vote your shares and submit questions during the meeting by visiting the website listed above. In order to join the Annual Meeting, you will need to have the 16-digit control number included on your proxy card or in the instructions that accompanied your proxy materials (or in other communications you may have received from the broker, bank or other nominee in whose name your shares are held).
Any stockholder giving a proxy may revoke it at any time before it is exercised at the meeting. This Proxy Statement and the accompanying proxy will first be sent to stockholders on or about April 23, 2021.
Participating in the Annual Meeting in 2021
The Company’s Annual Meeting will be conducted exclusively online via live webcast because of the COVID-19 pandemic and to support the health and wellness of our stockholders, employees, directors and officers. Because the Annual Meeting is virtual and being conducted electronically, stockholders cannot attend the Annual Meeting in person. Stockholders at the close of business on the record date will be allowed to communicate with us and ask questions in our virtual stockholder meeting forum before and during the meeting.
A summary of information about participating in the Annual Meeting online follows:
•	Any stockholder can attend the Annual Meeting live via the Internet at www.virtualshareholdermeeting.com/INSW2021
•	Webcast starts at 2:00 p.m., Eastern Time
•	Online check-in is expected to begin at 1:45 p.m., Eastern time, and you should allow up to 15 minutes for the online check-in procedures.
•	Stockholders will be able to vote and submit questions while attending the virtual Annual Meeting
•	Please have your 16-digit control number to enter the virtual Annual Meeting
•	Information on how to attend and participate via the Internet will be posted at www.virtualshareholdermeeting.com/INSW2021
Stockholders who participate in the virtual Annual Meeting by way of the link above will be deemed to be “present in person,” as such term is used in this Proxy Statement, including for purposes of determining a quorum and counting votes.
Record Date, Shares Outstanding and Voting
Only stockholders of record at the close of business on April 19, 2021 (the “record date”) will be entitled to vote at the Annual Meeting. As of the record date, the Company had one class of voting securities, its Common Stock, of which 28,087,011 shares were outstanding on the record date and entitled to one vote each (the “Common Stock”). A list of our stockholders will be open to the examination of stockholders for any purpose germane to the Annual Meeting, during ordinary business hours for ten days prior to the Annual Meeting, at the Company’s offices, 600 Third Avenue, 39th Floor, New York, New York.
All shares represented by the accompanying proxy, if it is duly executed and received by the Company at or prior to the meeting, will be voted at the meeting in accordance with the instructions provided therein. If no instructions are provided, the proxy will be voted (1) FOR the election of directors, (2) FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2021 and (3) FOR approval, in an advisory vote, of the compensation for 2020 of the executive officers named in the Summary Compensation Table in this Proxy Statement (each, a “Named Executive Officer” and collectively, the ”NEOs”), as described in “Compensation Discussion and Analysis” section and in the accompanying compensation tables and narrative in this Proxy Statement.
Each of the election of directors and the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2021 requires the affirmative vote (in person or by proxy) of a majority of the votes cast by the holders of the shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote on the election of directors. The advisory vote on approval of the compensation to the NEOs for 2020 is non-binding, but the Board and the Human Resources and Compensation Committee (the “Compensation Committee”) will review the voting results in connection with their ongoing evaluation of the Company’s compensation program.
Your vote and ensuring that your shares will be represented at the meeting are both very important. We urge you to vote as soon as possible by telephone, over the Internet or by marking, signing and returning your proxy or voting instruction card, even if you plan to attend the Annual Meeting virtually.
Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. Abstentions will be counted in tabulations of the votes cast on each of the proposals presented at the Annual Meeting (and will have the same effect as “AGAINST” votes, except with respect to the election of directors where abstentions will not be counted), whereas broker “non-votes” will not be counted for purposes of determining the number of votes cast.
New York Stock Exchange (the “NYSE”) rules permit brokers to vote for routine matters such as the ratification of the appointment of Ernst & Young LLP without receiving instructions from the beneficial owner of the shares. NYSE rules prohibit brokers from voting on the election of directors, executive compensation and other non-routine matters without receiving instructions from the beneficial owner of the shares. In the absence of instructions, the shares are viewed as being subject to “broker non-votes.” “Broker non-votes” will be counted for quorum purposes (as they are present and entitled to vote on the ratification of the appointment of Ernst & Young LLP) but will not affect the outcome of any other matter being voted upon at the Annual Meeting. Under current applicable rules, unless provided with voting instructions, a broker cannot vote shares of Common Stock for the election of directors or on the advisory vote concerning the approval of the compensation of the NEOs for 2020.
All of these matters are very important to the Company, and we urge you to vote your shares by telephone, over the Internet or by marking, signing and returning your proxy or voting instruction card.
Expenses
The cost of soliciting proxies for the meeting will be borne by the Company. The Company has retained Innisfree M&A Incorporated to assist with the solicitation of votes for a fee of up to $20,000 plus reimbursement of expenses, which will be paid by the Company. The Company will also reimburse brokers and others who are only record or nominee holders of the Company’s shares for their reasonable expenses incurred in obtaining voting instructions from beneficial owners. Directors and officers of the Company may solicit proxies personally or by telephone or facsimile, but will not receive additional compensation for doing so.

Proposals for 2022 Annual Meeting of Stockholders
Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “1934 Act”), any proposals of stockholders that are intended to be presented at the Company’s 2022 Annual Meeting of Stockholders must be received at the Company’s principal executive offices no later than December 31, 2021, and must comply with all other applicable legal requirements, in order to be included in the Company’s proxy statement and form of proxy for that meeting.
Stockholders who wish to propose a matter for action at the Company’s 2022 Annual Meeting of Stockholders (the “2022 Annual Meeting”), including the nomination of directors, but who do not wish to have a proposal or nomination included in the proxy statement for that meeting, must notify the Company in writing of the information required by the provisions of the Company’s Amended and Restated By-laws (the “By-laws”) dealing with stockholder proposals. The notice must be delivered to the Company’s Corporate Secretary between March 3, 2022 and April 3, 2022. Stockholders can obtain a copy of the By-laws on the Company’s website https://www.intlseas.com/investor-relations/documents/ or by writing the Corporate Secretary at: Corporate Secretary, International Seaways, Inc., 600 Third Avenue, 39th Floor, New York, New York 10016.

ELECTION OF DIRECTORS (PROPOSAL NO. 1)
Our Board of Directors currently has eight members, and each director serves for a one-year term. At the Annual Meeting, shareholders will vote on the eight nominees named below, each of whom is an incumbent member of the Board. Each of the director nominees was elected by a majority of shareholders voting at the annual meeting of shareholders held in June 2020.
The nominees identified below were selected by the Board upon the recommendation of the Corporate Governance and Risk Assessment Committee (the “Governance Committee”), and each nominee has consented to serve if elected. Unless otherwise directed, the proxy will be voted for the election of these nominees, to serve until the 2022 Annual Meeting and until their successors are elected and qualify. We are not aware of any reason the nominees would not be able to serve if elected.
There are no family relationships among our directors, or between our directors and executive officers, and the Board has determined that each of the director nominees other than Ms. Zabrocky is independent within the meaning of the applicable rules of the SEC and the listing standards of the NYSE, and that each of the director nominees other than Mr. Kronsberg and Ms. Zabrocky is independent under the rules of the SEC and the NYSE relating to audit committees. See “Corporate Governance And The Board — Independence” below.
Re-election of each nominee for director requires that such nominee receive a majority of the votes cast FOR his or her election. Abstentions and broker non-votes are not counted as votes cast and will have no effect on the outcome of any of these proposals.
Recommendation of the Board
The Board recommends a vote “FOR” the election of each of the nominees for director named in this Proxy Statement.

Biographical Information
The following is biographical information about each nominee, including a description of the experience, qualifications and skills that have led the Board to determine that each nominee should serve on the Board. The terms of elected directors will expire as of the date of the annual meeting of shareholders to be held in 2022, or will continue until their successors are elected and have qualified. The age of each director is as of the date of this Proxy Statement.
Doug Wheat
Age 70
Chairman of the Board since November 2016
Committees: None
Other Current Public Company Board Service:
•	Overseas Shipholding Group, Inc.
•	AMN Healthcare Services, Inc.
Background:
Mr. Wheat is currently the Managing Partner of Wheat Investments, a private investment firm. From 2007 to 2016, he was the founding and Managing Partner of the private equity company Southlake Equity Group. From 1992 until 2006, Mr. Wheat was the President of Haas Wheat & Partners (“Haas Wheat”). Prior to the formation of Haas Wheat, Mr. Wheat was a founding member of the merchant banking group at Donaldson, Lufkin & Jenrette, where he specialized in leveraged buyout financing. From 1974 to 1984, Mr. Wheat practiced corporate and securities law in Dallas, Texas.
Mr. Wheat is currently the Chairman of the Board of Directors of Overseas Shipholding Group, Inc. (ticker: “OSG”) and Chairman of the Board of Directors of AMN Healthcare Services, Inc. (ticker: “AMN”). He has been a director of AMN since 1999, becoming Chairman in 2007. He previously served as Vice Chairman of Dex Media, Inc. and served as Chairman of SuperMedia prior to its merger with Dex One. Mr. Wheat has also previously served as a member of the board of directors of several other companies including among others: Playtex Products (of which he also served as Chairman); Dr. Pepper/Seven-Up Companies, Inc.; Dr. Pepper Bottling of the Southwest, Inc.; Walls Industries, Inc.; Alliance Imaging, Inc.; Thermadyne Industries, Inc.; Sybron International Corporation; Nebraska Book Corporation; ALC Communications Corporation; Mother’s Cookies, Inc.; and Stella Cheese Company. Mr. Wheat received both his Juris Doctor and Bachelor of Science degrees from the University of Kansas.
Skills and expertise: Mr. Wheat’s finance and legal expertise and experience serving on numerous boards of directors make him a valuable asset to the Board.
Timothy J. Bernlohr
Age 62
Director since November 2016
Committees: Compensation (Chair); Governance
Other Current Public Company Board Service:
•	Atlas Air Worldwide Holdings, Inc.
•	Skyline Champion Corporation
•	WestRock Company
Background:
Mr. Bernlohr is the Founder and Managing Member of TJB Management Consulting, LLC, which specializes in providing project specific consulting services to businesses in transformation, including restructurings, interim executive management and strategic planning services. He has held that role since 2005. Prior to that, he was the President and Chief Executive Officer of RBX Industries, Inc. (“RBX”), a nationally recognized leader in the design, manufacture and marketing of rubber and plastic materials to the automotive, construction and industrial markets. Before joining RBX in 1997, Mr. Bernlohr spent 16 years in the International and Industry Products division of Armstrong World Industries and held various management positions.
Mr. Bernlohr is currently a director and the Chairman of the Compensation Committee of Atlas Air Worldwide Holdings, Inc. (ticker: “AAWW”); Chairman of the Board of Directors of Skyline Champion Corporation (ticker: “SKY”); and a director and the Chairman of the Compensation Committee of WestRock Company (ticker: “WRK”). Mr. Bernlohr served as an independent director of the following publicly-held companies: Chemtura Corporation; Rock-Tenn Company (a predecessor of WRK); Cash Store Financial Services, Inc.; and OSG. Mr. Bernlohr is a graduate of Pennsylvania State University.
Skills and expertise: Mr. Bernlohr’s experience serving as a chief executive of an international manufacturing company and his varied directorship positions make him a valuable asset to the Board.

Ian T. Blackley
Age 66
Director since July 2013
Committees: Audit; Governance
Other Current Public Company Board Service: None
Background:
Mr. Blackley was the President and Chief Executive Officer of OSG (the former parent corporation of the Company) from January 2015 until his retirement in December 2016. From September 2014 until November 2016, he was the Senior Vice President and Chief Financial Officer of the Company. After joining OSG in 1991, Mr. Blackley held numerous operating and financial positions. Before becoming President and Chief Executive Officer of OSG, Mr. Blackley served as Executive Vice President and Chief Operating Officer of OSG from December 2014. Prior to that, Mr. Blackley served as Senior Vice President (from May 2009 to December 2014), as Chief Financial Officer (from April 2013 to December 2014), and as Head of International Shipping (from January 2009 to April 2013). Mr. Blackley also served as Managing Director and Chief Operating Officer of OSG Ship Management (UK) Ltd. from September 2005 through April 2013. Mr. Blackley began his seagoing career in 1971, serving as a captain from 1987 to 1991.
Mr. Blackley currently serves on the board of Gard P. & I. (Bermuda) Ltd. Mr. Blackley served as a director of the Company from July 2013 through November 30, 2016, during which time the Company was a wholly-owned subsidiary of OSG, and served as a director of OSG from 2015 to 2016. He holds a diploma in Nautical Science from Glasgow College of Nautical Studies and a Master Mariner Class I license.
Skills and expertise: Mr. Blackley’s extensive experience both with the shipping industry generally, and the Company in particular, make him a valuable asset to the Board.
Randee E. Day
Age 73
Director since November 2016
Committees: Audit (Chair); Compensation
Other Current Public Company Board Service:
•	Eagle Bulk Shipping Inc.
Background:
Ms. Day is President and Chief Executive Officer of Day & Partners, LLC, a maritime consulting and advisory company and a senior advisor to the global capital advisory and restructuring firm, Teneo. Prior to founding Day & Partners, LLC in 2011, Ms. Day served as interim Chief Executive Officer of DHT Holdings Inc. (ticker: “DHT”). From 2004 - 2010, Ms. Day was Managing Director at the Seabury Group, a transportation advisory firm, and the Division Head of JP Morgan’s shipping group in New York. Her previous banking experience was at Continental Illinois National Bank in London, Bank of America, San Francisco and the Export-Import Bank of the United States, Washington, D.C.
Ms. Day is a director of Eagle Bulk Shipping Inc. (ticker: “EGLE”), an owner and operator of dry bulk vessels, and is Chairman of its Corporate Governance Committee. She is a former director of DHT Holdings, Inc., TBS International, Inc., Tidewater, Inc., Ocean Rig ASA and Excel Maritime Carriers Inc. Ms. Day is a graduate of the School of International Relations at the University of Southern California and did graduate studies at George Washington University. Ms. Day also is a graduate of Senior Executives in National and International Security Program at the Kennedy School at Harvard University.
Skills and expertise: Ms. Day’s extensive experience in the shipping and banking industries make her a valuable asset to the Board.

David I. Greenberg
Age 67
Director since June 2017
Committees: Audit; Governance (Chair)
Other Current Public Company Board Service: None
Background:
Mr. Greenberg is Special Advisor (and from 2008 through 2016 was a member of the Executive Committee) for LRN Corporation, which advises global companies on governance, ethics, compliance, culture and strategy issues. For 20 years prior to 2008, Mr. Greenberg served in various senior positions at Altria Group, Inc. then the parent company of Phillip Morris USA, Phillip Morris International, Kraft Foods and Miller Brewing — culminating in his role as Senior Vice President, Chief Compliance Officer and a member of the Corporate Management Committee. Mr. Greenberg is a managing director of Cortina Partners LLC, a private equity firm that invests in and manages companies in the textile, health care, communications, and medical transportation and bedding industries, and is the Chief Executive Officer of Acqua Recovery, a residential drug and alcohol treatment center outside of Park City, Utah. Earlier in his career, Mr. Greenberg was a partner in the Washington, D.C. law firm of Arnold & Porter. He attended Williams College and has Juris Doctor and Master of Business Administration degrees from the University of Chicago.
Skills and expertise: Mr. Greenberg’s investment and legal experience, particularly with respect to governance related matters, make him a valuable asset to the Board.
Joseph I. Kronsberg
Age 38
Director since November 2016
Committees: None
Other Current Public Company Board Service:
•	Overseas Shipholding Group, Inc.
Background:
Mr. Kronsberg has served in various roles at Cyrus Capital Partners, L.P. since 2006, and he is currently a Partner responsible for certain investments in the financial, shipping and energy sectors. Previously, Mr. Kronsberg worked at Greenhill & Co. as a generalist in its Mergers & Acquisitions and Restructuring departments.
Mr. Kronsberg currently serves as a director of OSG. Mr. Kronsberg has a Bachelor of Science degree in Economics from the Wharton School of the University of Pennsylvania where he graduated summa cum laude.
Skills and expertise: Mr. Kronsberg’s substantial financial expertise and experience in investment management make him a valuable asset to the Board.

Ty E. Wallach
Age 49
Director since November 2016
Committees: Compensation
Other Current Public Company Board Service: None
Background:
Since September 2019, Mr. Wallach has served as a Managing Director and Chief Investment Officer – Credit of Atlas Merchant Capital LLC, an international financial services investment firm. Until July 2018, Mr. Wallach was a Partner at Paulson & Co. Inc. (“Paulson”) and a Co-Portfolio Manager at Paulson’s credit funds. While at Paulson, he led numerous investments in the debt and equity of distressed and leveraged companies. Prior to joining Paulson, Mr. Wallach was a partner and Managing Director at Oak Hill Advisors, serving most recently as Co-Head of European Investments.
He currently serves on the boards of two non-profit organizations, Focus for a Future Inc. and New Heights Youth, Inc. Mr. Wallach is a graduate of Princeton University.
Skills and expertise: Mr. Wallach’s substantial financial and investment experience make him a valuable asset to the Board.
Lois K. Zabrocky
Age 51
Director since May 2018
Committees: None
Other Current Public Company Board Service:
•	Tidewater, Inc.
Background:
Ms. Zabrocky has been the President and Chief Executive Officer (“CEO”) of the Company since the spin-off of the Company from OSG on November 30, 2016 (the “Spin-Off”) and was President of the Company from August 2014. Prior to the Spin-Off, Ms. Zabrocky served as Senior Vice President and Head of the International Flag Strategic Business Unit of OSG with responsibility for the strategic plan and profit and loss performance of OSG’s international tanker fleet comprised of 50 vessels and approximately 300 shoreside staff. Ms. Zabrocky served in various roles during her more than 25 years at OSG. She served as Senior Vice President of OSG from June 2008 through August 2014, when she was appointed as Co-President of OSG and Head of the International Flag Strategic Business Unit of OSG. Ms. Zabrocky served as Chief Commercial Officer, International Flag Strategic Business Unit of OSG from May 2011 until her appointment as Head of International Flag Strategic Business Unit and as the Head of International Product Carrier and Gas Strategic Business Unit for at least four years prior to May 2011. She served as a director of the Company from November 2011 through November 2016 during which time the Company was a wholly-owned subsidiary of OSG.
Ms. Zabrocky is a director of Tidewater, Inc. (ticker: “TDW”), an owner and operator of offshore support vessels, and ITOPF Limited, a not for profit ship pollution advisor providing advice worldwide on responses to spills of oil, chemicals and other substances at sea. Ms. Zabrocky holds a Bachelor of Science degree from the United States Merchant Marine Academy and holds a Third Mate’s License. She has also completed the Harvard Business School Strategic Negotiations and Finance for Senior Executives courses.
Skills and expertise: Ms. Zabrocky’s long experience with the Company and the shipping industry make her a valuable asset to the Board.

DIRECTOR COMPENSATION
During 2020, the Company’s non-executive Chairman of the Board received an annual cash retainer of $172,000 and each of the Company’s other non-employee directors received an annual cash retainer of $80,000, except as described below. The Chairman of each of the Audit Committee, the Compensation Committee and the Governance Committee received an additional cash retainer of $20,000, $20,000 and $13,000, respectively. Each member of the three committees (other than the committee Chairman) received an additional cash retainer of $10,000, except that members of the Governance Committee received an additional cash retainer of $6,500. No director earned any fee for attending any Board meeting or Board committee meeting. The Company reimburses directors for their reasonable travel and lodging expenses in attending in-person Board and Board committee meetings. Directors who are also employees of the Company do not receive any additional compensation for their service on the Board.
Mr. Kronsberg has instructed the Company to pay all compensation (cash and equity) for his service as a director to his current employer, Cyrus Capital Partners, L.P. (“CCP”).
Under the 2020 International Seaways, Inc. Non-Employee Director Incentive Compensation Plan (the “Director Plan”), the Board has discretion to grant various types of equity-based awards to directors. The Board has delegated to the Compensation Committee administration of the Director Plan. The Compensation Committee, based upon consideration of information provided by the Compensation Committee’s independent advisors, has established the annual equity compensation of the non-Executive Chairman of the Board at $220,000 and the annual equity compensation of each other non-employee director at $100,000. On June 26, 2020, the Board granted the non-Executive Chairman of the Board 13,707 shares of Common Stock having a fair market value of $220,000 and granted each other non-employee director, except as described above, and Mr. Kronsberg’s employer, CCP (in lieu of grants to Mr. Kronsberg), 6,230 shares of Common Stock having a fair market value of $100,000, in each case vesting on the earlier of (a) June 22, 2021 and (b) the date of the Annual Meeting of Stockholders of the Company in 2021, subject to the director continuing to provide services to the Company as of such date.
The following table shows the total compensation paid to the Company’s non-employee directors during 2020:
	Fees earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Timothy J. Bernlohr	106,500	100,000	—	—	206,500
Ian T. Blackley	87,936	100,000	—	—	187,936
Randee E. Day	104,620	100,000	—	—	204,620
David I. Greenberg	103,000	100,000	—	—	203,000
Joseph I. Kronsberg(3)	80,000	100,000	—	—	180,000
Ty E. Wallach	90,000	100,000	—	—	190,000
Douglas D. Wheat	172,000	220,000	—	—	392,000
Gregory A. Wright(4)	79,875	100,000	—	—	179,875
(1)	Consists of annual Board fees, annual Board Chairman and annual Chairman of the Audit, Compensation and Governance Committees fees, and annual committee member fees.
(2)	Stock awards are calculated at grant date fair value in accordance with FASB Topic 718.
(3)	In accordance with Mr. Kronsberg’s instruction, all compensation for his service as a director was paid to his employer, CCP.
(4)	Mr. Wright resigned from the Board of the Company on July 8, 2020. The Board vested his restricted share award as of the date of his separation.
All directors’ cash compensation is payable quarterly in advance.

Director Stock Ownership Guidelines
The Company encourages stock ownership by directors in order to align interests of directors with the long-term interests of the Company’s stockholders. To further stock ownership by directors, the Board believes that regular grants of equity compensation should be a significant component of director compensation.
The Board has adopted stock ownership guidelines for non-employee directors. Under the stock ownership guidelines, each non-employee director is expected within five years after becoming a director to own shares of the Company’s common stock (including restricted stock units and restricted shares convertible into shares of stock and stock owned by his or her spouse and minor children), with a market value equal to at least three times his or her annual cash base retainer.

CORPORATE GOVERNANCE AND THE BOARD
General
Corporate Governance Principles. The Board believes that ethics and integrity cannot be legislated or mandated by directive or policy and that the ethics, character, integrity and values of the Company’s directors and senior management remain the most important safeguards in quality corporate governance. The business and affairs of the Company are managed under the direction of the Board in accordance with Marshall Islands law. The Board’s principal responsibilities are to provide direction, oversight and counsel to the Company’s management and to generally maximize the value of the Company for its stockholders.
Corporate Governance Guidelines. The Board has adopted Corporate Governance Guidelines to promote the effective functioning of the Board and its committees, to promote the interests of all stockholders, and to ensure a common set of expectations as to how the Board, its various committees, individual directors and management should perform their functions. The Corporate Governance Guidelines are posted on the Company’s website https://www.intlseas.com/investor-relations/documents/, and are available in print upon request. That website and the information contained on that site, or connected to that site, are not incorporated by reference in this Proxy Statement. Mergers and other business combinations may be approved by the affirmative vote of holders of a majority of outstanding shares of Common Stock (unless the transaction would require the amendment of any provision of the Company’s Articles of Incorporation or By-laws requiring a greater percentage to amend).
Board Leadership Structure. The Corporate Governance Guidelines provide that the Board selects the CEO of the Company and may select a Chairman of the Board (the “Chairman”) in the manner it considers in the best interests of the Company. The Guidelines provide that if the Board determines that there should be a Chairman, he or she may be a non-management director or the CEO. The Company currently separates the role of CEO and Chairman.
The CEO and the Chairman are in frequent contact with one another and with senior management of the Company. They provide advice and recommendations to the full Board for the full Board’s consideration. They each review in advance the schedule of Board and committee meetings and establish the agenda for each Board meeting in order to ensure that the interests and requirements of the stockholders, the directors and other stakeholders are appropriately addressed. The Board believes that the existing leadership structure, with the current individuals in their positions, is in the best interests of stockholders.
The Board, primarily through its Governance Committee, periodically reviews the Company’s leadership structure to determine if it remains appropriate in light of the Company’s specific circumstances and needs, current corporate governance standards, market practices and other factors the Board considers relevant. The Board retains the right to combine the CEO and Chairman roles in the future if it determines that such a combination would be in the best interests of the Company and its stockholders.
Board Oversight of Risk Management. While the responsibility for management of the Company’s material risks lies with management of the Company, the Board provides oversight of risk management, directly and indirectly, through its committee structure. The Board performs this oversight role by using several different levels of review. The Board and the Governance Committee receive regular reports from key members of management responsible for specified areas of material non-financial risk to the Company. In addition, the Board reviews the risks associated with the Company’s strategic plan at an annual strategic planning session and periodically throughout the year as part of its consideration of the strategic direction of the Company.
At the committee level, the Audit Committee regularly reviews the financial statements and financial and other internal controls. Further, the Audit Committee meets in private sessions individually with certain members of management and with representatives of the internal auditors and the independent registered public accounting firm at the conclusion of every regularly scheduled meeting, where aspects of financial risk management are discussed as necessary.

The Governance Committee manages risk associated with Board independence, corporate governance and potential conflicts of interest as well as oversight over non-financial risk assessments associated with the Company’s operations. Included in such oversight is review of the Company’s business resiliency, data privacy and cybersecurity, both onshore and on the Company’s vessels. The Company’s cybersecurity program is based on the National Institute of Standards and Technology cybersecurity framework and related framework developed for the maritime industry. INSW’s information systems have been enhanced in recent years through the implementation of cloud-based architecture and AI machine-learning based security solutions. Management reports to the Governance Committee on the Company’s information systems and security semi-annually and the Company provides a mandatory on-line information security training program to onshore employees annually.
The Compensation Committee annually reviews executive compensation policies and practices and employee benefits, and associated risks. Both the Audit Committee and the Compensation Committee also rely on the advice and counsel of the Company’s independent registered public accountants and independent compensation consultants, respectively, to raise awareness of any risk issues that may arise during their regular review of the Company’s financial statements, audit work and executive compensation policies and practices, as applicable.
Managing risk is an ongoing process inherent in all decisions made by management. The Company has an enterprise risk management program that is designed to ensure that risks are taken knowingly and purposefully.
Management is responsible for assessing all the risks and related mitigation strategies for all material projects and initiatives of the Company prior to being submitted for consideration by the Board.
Environmental, Social and Governance (“ESG”) Initiatives. The Board regularly engages in discussions relating to ESG risks and opportunities, including INSW’s response to environmental and climate change-related risks and opportunities. The Company’s management team, led by the Chief Executive Officer, has the day-to-day responsibility to execute the action plans as approved by the Board of Directors. The Company is committed to meeting ESG principles as a part of its core culture. Accordingly, INSW strives to meet, and when possible and appropriate, exceed minimum compliance levels for all applicable rules and regulations governing the maritime industry, as described in greater detail in the 2020 Annual Report. The Company’s governance, strategy, risk management and performance monitoring efforts in this area are evolving and will continue to do so over time.
Independence. Under the Corporate Governance Guidelines, which incorporate standards established by the NYSE, the Board must consist of a majority of independent directors. As determined by the Board, as of the date of this Proxy Statement, all of the nominees other than Ms. Lois K. Zabrocky have been determined to be independent under the Corporate Governance Guidelines for purposes of service on the Board, because no relationship was identified that would automatically bar any of them from being characterized as independent, and any relationships identified were not so material as to impair their independence. In addition, the Board has determined that all of the nominees other than Mr. Joseph I. Kronsberg and Ms. Lois K. Zabrocky are independent for purposes of serving on the Audit Committee. The Board annually reviews relationships that directors may have with the Company to make a determination of whether there are any material relationships that would preclude a director from being independent. See “— Related Party Transactions” below.
Executive Sessions of the Board.  To ensure free and open discussion and communication among the non-management directors, the Corporate Governance Guidelines provide that non-management directors meet in executive session at the time of each regular meeting of the Board; at least one of such executive sessions shall exclude non-management directors who do not qualify as independent. In accordance with the Guidelines, the nonexecutive Chairman of the Board chairs the executive sessions. Any non-management director can request that an additional executive session be scheduled.
Meetings of the Board. The Board held eleven meetings during 2020. Each director attended at least 75% of the total number of meetings of the Board and Board committees of which the director was a member. Under the Corporate Governance Guidelines, each director is expected to attend all Board meetings and all meetings of committees of which the director is a member. Meeting materials are provided to Board and Committee members prior to meetings, and members are expected to review such materials prior to each meeting.
At the Company’s annual meeting held in June 2020, Mr. Kronsberg received a majority “withhold” vote for his re-election as a director, meaning that a majority of holders who voted at the meeting withheld approval. The Board concluded that the principal reason for that vote was the recommendation of proxy advisory firms that stockholders withhold their votes in response to his reported attendance record. The Board determined that of the two Board meetings Mr. Kronsberg missed (out of the total of seven Board meetings held in 2019) one meeting was missed due to a family medical emergency, and the other meeting was missed only because it had been of a very short duration. In addition, the Board held several two-day meetings in 2019, which Mr. Kronsberg attended in full. Mr. Kronsberg attended more than 90% of the total meetings of the Board in 2019 measured by the aggregate duration of all such meetings. Had even of one of the two-day meetings been counted separately, Mr. Kronsberg would have been in compliance with proxy advisory firm guidelines. In addition, Mr. Kronsberg attended all of the meetings of the Board held in 2020.
Annual Meetings of Stockholders. Directors are not required, but are strongly encouraged, to attend the Annual Meeting of Stockholders in person or telephonically. All of the current directors attended the Annual Meeting of Stockholders in 2020, which was held “virtually” via live webcast.
Communications with Board Members.  Interested parties, including stockholders, may communicate with any director, with the nonexecutive Chairman of the Board or with the non-management directors as a group by sending a letter to the attention of such director, the nonexecutive Chairman of the Board or such non-management directors as a group, as the case may be, in care of the Company’s Corporate Secretary, 600 Third Avenue, 39th Floor, New York, New York 10016. The Corporate Secretary opens and forwards all such correspondence (other than advertisements and other solicitations) to directors unless the director to whom the correspondence is addressed has requested that the Corporate Secretary forward correspondence unopened. Unless the context otherwise requires, the Corporate Secretary will provide any communication addressed to the Board to the director most closely associated with the nature of the request based on Committee membership and other factors.
Business Conduct and Governance Policies. The Company has adopted a number of business conduct and governance policies, including the following:
•
A Code of Business Conduct and Ethics, which is an integral part of the Company’s business conduct compliance program and embodies the commitment of the Company and its subsidiaries to conduct operations in accordance with the highest legal and ethical standards. The Code of Business Conduct and Ethics applies to all of the Company’s officers, directors and employees. Each is responsible for understanding and complying with the Code of Business Conduct and Ethics.

•
An Insider Trading Policy which prohibits the Company’s directors and employees from purchasing or selling securities of the Company while in possession of material nonpublic information or otherwise using such information for their personal benefit. The Insider Trading Policy also prohibits the Company’s directors and employees from hedging or pledging their ownership of securities of the Company.

•
An Anti-Bribery and Corruption Policy which memorializes the Company’s commitment to adhere faithfully to both the letter and spirit of all applicable anti-bribery legislation in the conduct of the Company’s business activities worldwide.

A current copy of each of these policies is available in print upon request to our Investor Relations department at International Seaways, Inc., 600 Third Avenue, New York, New York 10016 and is posted on the Company’s website at https://www.intlseas.com/investor-relations/documents/.  If the Board grants any waivers from the Code of Business Conduct and Ethics to any of our directors or executive officers, or if we amend such policies, we will, if required, disclose these matters through that section of our website on a timely basis.
Other Directorships and Significant Activities. The Company values the experience directors bring from other boards of directors on which they serve, but recognizes that those boards also present significant demands on a director’s time and availability and may present conflicts and legal issues. The Corporate Governance Guidelines provide that non-management directors refrain from serving on the boards of directors of more than four publicly-traded companies (other than the Company or a company in which the Company has a significant equity interest) absent special circumstances. A member of the Audit Committee may not serve on more than two other audit committees of publicly-traded companies.
The Corporate Governance Guidelines require the CEO and other members of senior management, whether or not they are members of the Board of the Company, to receive the approval of the Governance Committee before accepting outside board membership. The Corporate Governance Guidelines prohibit the CEO from serving on the board of directors of more than one publicly-traded company (other than the Company or a company in which the Company has a significant equity interest).
If a director’s principal occupation or business association changes substantially during the director’s tenure as a member of the Board, that director is required by the Corporate Governance Guidelines to inform the Chair of the Governance Committee of the change and offer to resign from the Board. In such case, such Committee must recommend to the Board the action, if any, to be taken with respect to the offer of resignation, taking into account the appropriateness of continued Board membership.
Related Party Transactions
Related party transactions may present potential or actual conflicts of interest and create the appearance that Company decisions are based on considerations other than the best interests of the Company and its stockholders. The Company’s Code of Business Conduct and Ethics requires all directors, officers and employees who may have a potential or apparent conflict of interest to disclose fully all the relevant facts to the Company’s legal department. In addition to this reporting requirement, in order to identify related party transactions, each year the Company requires its directors and executive officers to complete Director and Officer questionnaires identifying any transactions with the Company in which the director or officer has an interest. Management and the legal department review the terms of all related party transactions, and management reports to the Board on all proposed related party transactions with directors and executive officers. Upon the presentation of a proposed related party transaction to the Board, the related party (if such related party is a director) is excused from participation and voting on the matter. In deciding whether to approve the related party transaction, the Board determines whether the transaction is on terms that could be obtained in an arm’s length transaction with an unrelated third party. If the related party transaction is not on such terms, it will not be approved.
Committees
The Company has three standing committees of its Board: the Audit Committee, the Governance Committee and the Compensation Committee. Each of the Board committees has a charter that is posted on the Company’s website at https://www.intlseas.com/investor-relations/documents/ and is available in print upon request.
Audit Committee. The Audit Committee is required to have no fewer than three members all of whom must be and are independent directors under the standards set forth in the Company’s Corporate Governance Guidelines. During 2020, the Audit Committee consisted of Ms. Randee E. Day (Chair from July 8, 2020), and Messrs. Gregory A. Wright (Chair until his retirement on July 8, 2020), Ian T. Blackley (from July 8, 2020) and David I. Greenberg. The Board previously determined that Ms. Day is an audit committee financial expert, as defined by rules of the Securities and Exchange Commission (the “SEC”) and NYSE. The Audit Committee met five times in 2020.
Ms. Day was appointed as the Chair of the Audit Committee and Mr. Blackley was appointed to serve on the Audit Committee in July 2020 following Mr. Wright’s resignation. Mr. Wright resigned on July 8, 2020 unexpectedly due to medical reasons, effective the same day, and subsequently passed away during the third quarter of 2020. The Company is grateful for Mr. Wright’s valuable contributions as a director and Audit Committee Chair to the Company's growth and success. Mr. Blackley was appointed to the Audit Committee because of his financial background and his knowledge of the shipping industry, which the Board believed were useful and appropriate skills to add to the committee given the unexpected nature and timing of Mr. Wright’s resignation. The Board had previously determined that Mr. Blackley was independent for all relevant SEC and NYSE purposes, and concluded that he was best-positioned to take on the role among the available directors, particularly given the existing commitments of the other independent directors.
The Audit Committee oversees the Company’s accounting, financial reporting process, internal controls and audits and consults with management, internal auditors and the Company’s independent registered public accounting firm on, among other things, matters related to the annual audit, and published financial statements and the accounting principles applied, and the oversight of financial risk assessments associated with the Company’s operations. As part of its duties, the Audit Committee appoints and retains the Company’s independent registered public accounting firm, subject to stockholder ratification (though the stockholder vote is not binding on the Audit Committee, and the Audit Committee may in its sole discretion terminate the engagement of the firm and direct the appointment of another independent auditor at any time during the year if it determines that such an appointment would be in the best interests of the Company and its stockholders).
The Audit Committee maintains direct responsibility for the compensation and oversight of the Company’s independent registered public accounting firm and evaluates the independent registered public accounting firm’s qualifications, performance and independence. The Audit Committee has established policies and procedures for the pre-approval of all services provided by the Company’s independent registered public accounting firm.
Governance Committee. The Governance Committee is required to have no fewer than three members, all of whom must be and are independent directors under the standards set forth in the Company’s Corporate Governance Guidelines. During 2020, the Governance Committee consisted of Messrs. David I. Greenberg (Chair), Timothy J. Bernlohr, Ian T. Blackley (from July 8, 2020) and Gregory A. Wright (until his retirement on July 8, 2020). The Governance Committee met six times in 2020.
Mr. Blackley was appointed to serve on the Governance Committee in July 2020 following Mr. Wright’s resignation. Mr. Wright resigned on July 8, 2020 unexpectedly due to medical reasons, effective the same day, and subsequently passed away during the third quarter of 2020. The Company is grateful for Mr. Wright’s valuable contributions as a director and Governance Committee member to the Company’s growth and success. Mr. Blackley was appointed to the Governance Committee because of his financial background and his knowledge of the shipping industry, which the Board believed were useful and appropriate skills to add to the committee given the unexpected nature and timing of Mr. Wright’s resignation. The Board had previously determined that Mr. Blackley was independent for all relevant SEC and NYSE purposes, and concluded that he was best-positioned to take on the role among the available directors, particularly given the existing commitments of the other independent directors.
The Governance Committee assists the Board by identifying and recommending individuals qualified to become Board members to the Board for nomination at the next annual stockholder meeting. It develops and recommends to the Board the establishment of the Company’s corporate governance guidelines, and it provides oversight over non-financial risk assessments associated with the Company’s operations. The Governance Committee’s risk assessment responsibilities include oversight of the Company’s quality of services, the Company’s vessels’ adherence to environmental and regulatory requirements, and an assessment of the scope and amount of the Company’s insurance coverage. The Governance Committee also meets with the General Counsel (in his capacity as compliance officer) in executive session from time to time as needed. As part of its duties, the Governance Committee also aids the Board by providing a review of the Board performance on an annual basis.
The Governance Committee evaluates prospective nominees identified on its own initiative or referred to it by other Board members, management, stockholders or external sources and all self-nominated candidates. The Governance Committee uses the same criteria for evaluating candidates nominated by stockholders and self-nominated candidates as it does for those proposed by other Board members, management and search consultants.
The Governance Committee considers the following criteria for identifying and recommending qualified candidates for membership on the Board, seeking to maintain within these criteria appropriate diversity of individuals on the basis of gender, ethnic heritage, international background and life experiences:

•	judgment, character, age, integrity, expertise, tenure on the Board, skills and knowledge useful to the oversight of the Company’s business;
•	status as “independent” or an “audit committee financial expert” or “financially literate” as defined by the NYSE or the SEC;
•
high level managerial, business or other relevant experience, including, but not limited to, experience in the industries in which the Company operates, and, if the candidate is an existing member of the Board, any change in the member’s principal occupation or business associations;

•	absence of conflicts of interest with the Company; and
•	ability and willingness of the candidate to spend a sufficient amount of time and energy in furtherance of Board matters.
As part of its annual assessment of Board size, structure and composition, the Governance Committee evaluates the extent to which the Board as a whole satisfies the foregoing criteria. The Governance Committee believes that the current directors have the requisite character, integrity, expertise, skills, and knowledge to oversee the Company’s business in the best interests of the Company’s stockholders and does not believe at this time that the long-term goal of greater Board diversity is sufficient to merit replacing existing directors.
All the director nominees named in this Proxy Statement have been evaluated under the criteria set forth above and recommended by the Governance Committee to the full Board for election by stockholders at the Annual Meeting. The entire Board recommends that stockholders elect all nominees. All director nominees for election at the Annual Meeting were previously elected to the Board by the stockholders at the Annual Meeting of Stockholders in 2020.
A stockholder may recommend a person as a nominee for director by writing to the Corporate Secretary of the Company.
Recommendations must be received by December 31, 2021 in order for a candidate to be considered for election at the 2022 Annual Meeting. Each recommendation for nomination should contain the following information: (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (d) such other information regarding each nominee proposed by such stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had such nominee been nominated, or intended to be nominated, by the Board; and (e) the consent of each nominee to serve as a director of the Company if so elected.
Compensation Committee.  The Compensation Committee is required to have no fewer than three members, all of whom must be and are independent directors under the standards set forth in the Company’s Corporate Governance Guidelines. During 2020, the Compensation Committee consisted of Timothy J. Bernlohr (Chair), Randee E. Day and Ty E. Wallach. The Compensation Committee met six times in 2020.
The Compensation Committee establishes, oversees, and carries out the Company’s compensation philosophy and strategy. It implements the Board responsibilities relating to compensation of the Company’s executive officers, and ensures that the Company’s officers and senior executives are compensated in a manner consistent with the Company’s philosophy and competitive with its peers. It annually reviews executive compensation policies and practices and employee benefits, and associated risks. As part of its duties, it monitors and oversees the preparation of the Company’s annual Compensation Discussion and Analysis for inclusion in the annual proxy statement, prepares an annual report on executive compensation, and provides guidance with respect to other compensation matters including recommendations for the CEO and the other NEOs.

AUDIT COMMITTEE REPORT
Management has primary responsibility for preparing the consolidated financial statements of the Company, for maintaining effective internal control over financial reporting and for assessing the effectiveness of internal control over financial reporting. The Company’s independent registered public accounting firm is responsible for performing independent audits of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States (“U.S. GAAS”) and the effectiveness of the Company’s internal control over financial reporting based on criteria established by the Public Company Accounting Oversight Board (the “PCAOB”). The Audit Committee’s responsibility is to monitor and oversee these processes on behalf of the Board. The Board has adopted a written Audit Committee Charter describing the Audit Committee’s role and responsibilities, which is posted on the Company’s website at https://www.intlseas.com/investor-relations/documents/.
In fulfilling its oversight responsibilities, the Audit Committee met and held discussions with management and the Company’s independent registered public accounting firm concerning the acceptability and quality of the accounting principles, the reasonableness of significant judgments, and the adequacy and clarity of disclosures in the consolidated financial statements to be included in the 2020 Annual Report. Management represented to the Audit Committee that such consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee reviewed and discussed such consolidated financial statements with management and the Company’s independent registered public accounting firm. The Audit Committee further discussed with the Company’s independent registered public accounting firm the matters required to be discussed by U.S. GAAS, including those described in the PCAOB Auditing Standard No. 1301 (Communications with Audit Committees).
The Committee also held discussions with the Company’s internal auditors and reviewed management’s report on the assessment of the effectiveness of the Company’s internal control over financial reporting and the Company’s independent registered public accounting firm’s report on the effectiveness of the Company’s internal control over financial reporting.
The Company’s independent registered public accounting firm also provided to the Audit Committee the written disclosures and letter required by PCAOB Rule 3526 (Communication with Audit Committees Concerning Independence), and the Audit Committee discussed with the independent registered public accounting firm their independence from the Company and management, and considered the compatibility of non-audit services with the registered public accounting firm’s independence.
Based upon the Audit Committee’s discussions with management and the Company’s internal auditors and independent registered public accounting firm, the Audit Committee’s review of the representations of management, the certifications of the Company’s chief executive officer and chief financial officer which are required by the Securities and Exchange Commission (“SEC”) and the Sarbanes-Oxley Act of 2002, and the reports, letters and other communications of the independent registered public accounting firm, the Audit Committee recommended to the Board (and the Board approved) that the audited consolidated financial statements and management’s assessment of the Company’s internal control over financial reporting referred to above be included in the 2020 Annual Report for filing with the SEC.
International Seaways, Inc. Audit Committee:

Randee E. Day, Chair
Ian T. Blackley
David I. Greenberg

April 23, 2021
In accordance with the rules of the SEC, this Audit Committee report does not constitute “soliciting material” and shall not be incorporated by reference in any filings with the SEC made pursuant to the 1933 Act or the 1934 Act and shall not otherwise be deemed filed under such Acts.

RATIFICATION OF APPOINTMENT OF THE COMPANY’S INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM (PROPOSAL NO. 2)
The Audit Committee has reappointed Ernst & Young LLP (“EY”) as the independent registered public accounting firm for the Company and its subsidiaries for the year ending December 31, 2021, subject to ratification of the stockholders at the Annual Meeting. EY has served as the independent registered public accounting firm of the Company since 2017. The lead audit partner was appointed in 2017. As in prior years, management and the Audit Committee engaged in a review of EY in connection with the Audit Committee’s review of whether to recommend that stockholders ratify the selection of EY as the Company’s independent registered public accounting firm for 2021. In that review, the Audit Committee considered, among other factors, (i) the continued independence of EY, (ii) whether retaining EY is in the best interest of the Company and its stockholders, (iii) EY’s known legal risks and significant proceedings that may affect its ability to perform the Company’s annual audit, (iv) EY’s fees and services provided to the Company and (v) the impact of changing independent registered public accounting firms. The Audit Committee considers the appointment of EY to be in the best interest of the Company and its stockholders.
In deciding to engage EY, the Audit Committee reviewed auditor independence and existing commercial relationships with EY, and concluded that EY had no commercial relationship with the Company that would impair its independence.
Representatives of EY will attend the Annual Meeting and be afforded an opportunity to make a statement, as well as be available to respond to appropriate questions submitted by stockholders. If the appointment is not ratified by stockholders, the selection of the Company’s independent registered public accounting firm will be reconsidered by the Audit Committee.
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Audit Fees. Audit fees incurred by the Company to EY were $1,013,000 in 2020 and $984,000 in 2019. Audit fees incurred by the Company to EY for 2020 and 2019 include fees for professional services rendered for the audit of the Company’s annual financial statements for the years ended December 31, 2020 and 2019; the review of the financial statements included in the Company’s Forms 10-Q for the respective quarters in the years ended December 31, 2020 and 2019; financial audits and reviews for certain of the Company’s subsidiaries; services associated with documents filed with the SEC; and expenses incurred related to the performance of the services noted above.

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Audit-Related Fees. Audit-related fees incurred by the Company to EY in 2020 were $15,700 for services associated with the Company’s registration statement filings. There were no similar expenses incurred in 2019.

•	Tax Fees. Tax fees incurred by the Company to EY were $8,200 in 2020 and $36,000 in 2019. Tax fees relate to the preparation of certain foreign tax returns.
•	All Other Fees. There were no other fees incurred by the Company to EY in 2020 and 2019.
The Audit Committee considered whether the provision of services described above under “Tax Fees” are compatible with maintaining EY’s independence. The Company does not believe that any reasonable concerns about the objectivity of EY in conducting the audit of the Company’s financial statements are raised as a result of the fees paid for non-audit-related services in 2020.
The Audit Committee has established policies and procedures for pre-approving audit and permissible non-audit work performed by its independent registered public accounting firm. As set forth in the pre-approval policies and procedures, unless a type of service has received general pre-approval, it will require specific pre-approval by the Audit Committee if it is to be provided by the independent auditor. Any proposed services exceeding pre-approved cost levels require specific pre-approval by the Audit Committee.
Accordingly, at the Annual Meeting, stockholders will be asked to vote on the following resolution:
RESOLVED, that the action of the Audit Committee of the Board of Directors of the Company in appointing Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021 be, and it hereby is, ratified and approved.
Recommendation of the Board
The Audit Committee and the Board recommends a vote “FOR” such ratification.

ADVISORY VOTE ON APPROVAL OF THE COMPENSATION OF THE NAMED
EXECUTIVE OFFICERS (PROPOSAL NO. 3)
As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), stockholders are being provided with the opportunity to cast an advisory vote on the compensation of the Named Executive Officers for 2020 as described beginning on the next page of this Proxy Statement in the section titled “Compensation Discussion and Analysis”.
As more fully described in that section, the Company’s executive compensation program is designed to promote the following objectives:
•	Attract, motivate, retain and reward highly-talented executives and managers, whose leadership and expertise are critical to the Company’s overall growth and success;
•
Compensate each executive based upon the scope and impact of his or her position as it relates to achieving the Company’s corporate goals and objectives, as well as on the potential of each executive to assume increasing responsibility within the Company;

•	Align the interests of the Company’s executives with those of its stockholders by linking incentive compensation rewards to the achievement of performance goals that maximize stockholder value; and
•	Reward the achievement of both the short-term and long-term strategic objectives necessary for sustained optimal business performance.
The Compensation Committee and the Board believe that the design of the executive compensation program, and hence the compensation awarded to the Named Executive Officers, fulfills these objectives.
Stockholders are urged to read the “Compensation Discussion and Analysis” section of this Proxy Statement and the accompanying compensation tables and narrative which describe in detail how the Company’s compensation policies and procedures implement the Company’s compensation philosophy and disclose the compensation paid to the Named Executive Officers for 2020.
Accordingly, at the Annual Meeting, stockholders will be asked to vote on the following resolution:
RESOLVED, that the stockholders of the Company hereby approve, in an advisory vote, the compensation of the Named Executive Officers for 2020 as described in the “Compensation Discussion and Analysis” section and in the accompanying compensation tables and narrative in the Company’s Proxy Statement for the 2021 Annual Meeting of Stockholders.
As an advisory vote, the results of the vote will not be binding on the Board or the Company. However, the Board and the Compensation Committee value the opinion of the Company’s stockholders and will consider the outcome of the vote when making future decisions on the compensation of the Named Executive Officers and the Company’s executive compensation principles, policies and procedures. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock present in person or represented by proxy and entitled to vote is required to approve the resolution.
Recommendation of the Board
The Board recommends a vote “FOR” advisory approval of the resolution set forth above and approval of the compensation of the Named Executive Officers for 2020 as disclosed in this Proxy Statement.

COMPENSATION DISCUSSION AND ANALYSIS
General
This Compensation Discussion and Analysis (“CD&A”) discusses our 2020 executive officer compensation program. It describes our compensation philosophy; the objectives of the executive compensation program and policies in 2020; the elements of the compensation program; and how each element fits into our overall compensation philosophy. The Compensation Committee oversees the compensation paid to our executive officers, including under their employment agreements (described below).
The compensation of the executives who constitute INSW’s named executive officers (the “Named Executive Officers” or “NEOs”) is set out in the Summary Compensation Table following this CD&A. In 2020, our NEOs (all of whom were employees of INSW throughout the year) were as follows:
Incumbent	NEOs Position
Lois K. Zabrocky	President and Chief Executive Officer (“CEO”)
Jeffrey D. Pribor	Chief Financial Officer (“CFO”) Senior Vice President and Treasurer
James D. Small III	Chief Administrative Officer, Senior Vice President, General Counsel & Secretary
Derek G. Solon	Vice President (Chief Commercial Officer)
William F. Nugent	Vice President (Head of Ship Operations)
2020 Performance
We have a strong and measurable pay for performance philosophy. Accordingly, our operational and financial performance in fiscal years 2018, 2019 and 2020 are important factors in understanding our 2020 executive compensation. Please refer to “Who We Are – 2020 and First Quarter of 2021 in Review” above for a summary of our recent achievements. We believe that 2020 was a transformative year for the Company, as described in our 2020 Annual Report (a copy of which you can obtain as described in “Other Matters” below).
Say-on-Pay Results
At INSW’s 2020 Annual Meeting, approximately 99.1% of the stockholders who voted on the say-on-pay proposal (excluding broker non-votes) voted in favor of INSW’s executive compensation program. In considering that result, the Compensation Committee acknowledges the support received from its stockholders and views the result as an endorsement of INSW’s existing executive compensation policies and decisions.
The Company holds an annual say-on-pay vote by its stockholders, whose vote frequency was most recently approved by stockholders in 2017. The Company anticipates its next “say-when-on-pay” vote will be conducted at the 2023 Annual Meeting of Stockholders. The Compensation Committee will continue to engage with stockholders and will consider feedback from them, as well as the results from this year’s and future advisory votes on executive compensation, when evaluating INSW’s executive compensation program and policies.
Compensation Philosophy, Objectives and Practices
Compensation Philosophy and Objectives
The Company believes that a well-designed compensation program is a powerful tool to attract, motivate, retain and reward top executive and managerial talent. INSW further believes that the compensation program should align the interests of executives with those of stockholders in achieving and sustaining increases in stockholder value over both the short- and long-term.

The Company’s compensation program is structured to drive and support these goals, and is designed with the following objectives in mind:
COMPENSATION PROGRAM OBJECTIVES
Overall Objectives	•	Attract, motivate, retain and reward highly-talented executives and managers, whose leadership and expertise are critical to our overall growth and success.

	•	Align the interests of our executives with those of our stockholders.

	•	Support the long-term retention of the Company’s executives to maximize opportunities for teamwork, continuity of management and overall effectiveness.

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Compensate each executive competitively (1) within the marketplace for talent in which we operate; (2) based upon the scope and impact of his or her position as it relates to achieving our corporate goals and objectives; and (3) based on the potential of each executive to assume increasing responsibility within the Company.

	•	Discourage excessive and imprudent risk-taking.

	•	Structure the total compensation program to reward the achievement of both the short-term and long-term strategic objectives necessary for sustained optimal business performance.

Pay Mix Objectives	•
Provide a mix of both fixed and variable (“at-risk”) compensation, each of which has a different time horizon and payout form (cash and equity), to reward the achievement of annual and sustained, long-term performance. For the 2020 fiscal year, the pay mix at target for the Chief Executive Officer and the average for the other NEOs is displayed below.

Pay-For-Performance Objectives	•
Use our incentive compensation program and plans to align the interests of our executives with those of our stockholders by linking incentive compensation rewards to the achievement of performance goals that maximize stockholder value by:

		–	Ensuring our compensation programs are consistent with, and supportive of, our short-term and long-term strategic, operating and financial objectives.

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Placing a significant portion of our executives’ compensation at risk, with payouts dependent on the achievement of both corporate and individual performance goals, which are set annually by the Compensation Committee.

		–	Encouraging balanced performance by employing a variety of performance measures to avoid over-emphasis on the short-term or any one metric.

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Applying judgment and reasonable discretion in making compensation decisions to avoid relying solely on formulaic program design, taking into account both what has been accomplished and how it has been accomplished in light of the existing commercial environment.

Executive Compensation Practices
Our goal is to maintain an executive compensation program that is competitive, rooted in the principles of pay-for-performance and in conformance with best practices in executive compensation and corporate governance. To this end, the Compensation Committee routinely evaluates its practices and programs with respect to executive compensation to identify opportunities for improvement. The Compensation Committee believes a significant portion of the NEOs’ total compensation should be variable and “at risk,” based upon Company earnings from shipping operations (“ESO”) achievement, business/operational metrics and individual performance. To accomplish this, the Compensation Committee uses a balanced weighting of performance measures and metrics in its incentive compensation programs (i) to promote the achievement of its annual operating plan and long-term business strategy; (ii) to build long-term stockholder value; and (iii) to discourage excessive risk taking by eliminating any inducement to over-emphasize one goal to the detriment of others.
The following table summarizes key features of our executive compensation program.
WHAT WE DO

Stock Ownership Guidelines	We maintain, and track progress against stock ownership guidelines for our executives and directors.

Anti-Hedging and Anti-Pledging Policies
We maintain policies and procedures for transactions in the Company’s securities that are designed to ensure compliance with all insider trading rules and that prohibit all hedging, pledging and short-selling of our stock by all officers and employees.

Compensation Recoupment (“Clawback”) Policy
All of our incentive compensation plans and the terms of our equity agreements provide that the Compensation Committee may seek reimbursement of incentives paid or equity-related proceeds provided to an executive officer if it is later determined that the executive officer engaged in misconduct, acted in a manner contrary to the Company’s interest or breached a non-competition agreement.

WHAT WE DO NOT DO

Excise Tax Gross-Ups	We do not provide for excise tax gross-ups.

Supplemental Executive Retirement Plans (“SERPs”)	We do not provide any SERPs, and our legacy SERP was frozen to new participants in November 2012. In 2020, the Human Resources and Compensation Committee resolved to terminate the INSW legacy SERP.
Roles in Setting Executive Compensation
Role of the Compensation Committee
Structure of the Compensation Committee: In 2020, the Compensation Committee consisted of three members of the Board, each of whom qualified as “independent” under the NYSE listing standards and applicable independence standards under the 1934 Act and the Dodd-Frank Act. Recognizing the importance of independent perspectives, the Compensation Committee regularly meets in executive session, without any members of management present.
Objectives of The Compensation Committee and the Decision-Making Process: The primary goals of the Compensation Committee are to establish the Company’s compensation philosophy and strategy and to ensure that the Company’s executives are compensated in a manner consistent with the articulated philosophy and strategy. The Compensation Committee takes many factors into account when making compensation decisions with respect to the NEOs and other senior executives, including the individual’s performance, tenure and experience; the ability of the individual to affect long-term growth and success;

INSW’s overall performance; internal equity among the NEOs; and external, publicly available market data on competitive compensation practices and levels.
Role of Outside Advisors: The Compensation Committee has the authority to engage independent advisors to assist in carrying out its duties. The Compensation Committee has engaged Lyons, Benenson & Company Inc. (“LB&Co.”) as its independent compensation consultant to advise on executive and director compensation arrangements and related governance matters. Additionally, LB&Co. assisted management in the preparation of this Proxy Statement.
Compensation Consultant Conflict of Interest Assessment: As required by rules adopted by the SEC under the Dodd-Frank Act, the Compensation Committee assessed all relevant factors and determined that the work of LB&Co. did not raise any conflict of interest in 2020. In making this determination, the Compensation Committee considered all relevant factors, including those set forth in Rule 10C-1(b)(4)(i) through (vi) under the 1934 Act.
Role of the CEO in Setting CEO and Other Executives’ Compensation
All decisions relating to the compensation of Ms. Zabrocky, INSW’s CEO, are made by the Compensation Committee without her or other members of management present. In making determinations regarding compensation for INSW’s other NEOs and other selected senior executives, the Compensation Committee generally considers the recommendations of the CEO (for all executives other than herself), and advice received from LB&Co. The CEO recommends the compensation levels for the other NEOs and for all others whose compensation is determined by the Compensation Committee. In making her recommendations, the CEO evaluates the performance of each executive, considers each executive’s compensation in relation to the other officers and executives (“internal equity”) and assesses retention risks. The CEO’s recommendations are subject to review by and, in some cases modification by, and ultimately approval of, the Compensation Committee or, when sufficiently material, the full Board.
All 2020 compensation decisions (including base salaries, annual incentive and long-term incentive target percentages and annual incentive and long-term incentive performance measures and goals) were made under the auspices of the Compensation Committee. Additionally, the Compensation Committee was responsible for the review and certification of the 2020 performance results that determined the annual incentive and long-term incentive payouts for the NEOs.
Consideration of Compensation Peer Group
The Compensation Committee examines the executive compensation of a group of peer companies to stay current with market pay practices and trends, and to understand the competitiveness of our total compensation and its various elements. In general, we strive for total compensation to be competitive with a select group of companies that the Compensation Committee believes to be an appropriate compensation reference group (the “Peer Group”). The Compensation Committee reviews the Peer Group on a regular basis to affirm that it is comprised of companies that are similar to us in terms of industry focus and scope of operations, size (based on revenues and market capitalization), and the competitive marketplace for talent.
While the Compensation Committee believes the data derived from any peer group is helpful, it also recognizes that benchmarking is not necessarily definitive in every case, as there are unique aspects of company performance – for example, work relating to strategic initiatives – that may not apply to peer companies or be apparent based on benchmarking comparisons. Furthermore, the Peer Group is limited to those companies for which executive compensation data is publicly available, which necessarily eliminates some of INSW’s closest competitors that are privately held and/or incorporated in jurisdictions that do not require public disclosure of executive compensation. The Compensation Committee, therefore, uses the information from the Peer Group for informational and analytical purposes, but does not make compensation decisions based solely on this market data. With this in mind, INSW augments the Peer Group data with publicly-available survey data, and uses all compensation data in conjunction with annual assessments of corporate and individual performance to make recommendations and decisions on the compensation arrangements applicable to the Company’s NEOs.

2020 Peer Group. The Peer Group for 2020 consisted of 12 publicly traded oil, shipping and transportation companies, with a significant international focus. For the 2019 fiscal year the total revenues of this group ranged between $158 million and just over $2.8 billion, with median revenues of approximately $557.4 million. For the 2020 fiscal year, the total revenues of this group ranged between $141.8 million and $2.38 billion, with median revenues of some $643.5 million. The following 12 companies comprised the 2020 Peer Group:
DHT Holdings, Inc.	Genesis Energy, L.P.
Diamond S Shipping Inc. Dorian LPG Ltd.	Kirby Corporation Matson, Inc.
Eagle Bulk Shipping Inc.	SEACOR Holdings Inc.
Euronav NV	SEACOR Marine Holdings Inc.
Genco Shipping & Trading Limited	Tidewater Inc.
2021 Peer Group. At the end of 2020, a decision was made to reassess the Peer Group for 2021. For 2021, the Compensation Committee decided and approved that the Peer Group would remain unchanged.
Elements of the 2020 Executive Officer Compensation Program
The Compensation Committee reviews each element of compensation annually to ensure it aligns with our compensation philosophy and objectives, as well as to assess INSW’s executive compensation program and levels relative to the competitive landscape. The executive compensation program consists of the following:
•	Base salary
•	Annual (performance based cash) incentive compensation
•	Long-term (equity) incentive compensation
•	Severance arrangements through employment agreements
•	Retirement benefits generally available to all employees
•	Welfare and similar benefits (e.g., medical, dental, disability and life insurance)
INSW seeks to provide competitive “fixed” compensation in the form of base salary while emphasizing a pay-for-performance culture in which we place a larger portion of total compensation “at-risk” in the form of annual performance-based cash incentives (which will only be paid if INSW achieves specified performance goals) and long-term equity incentives (which vest over a multi-year period and, in certain cases, also depend on the achievement of specific performance goals).
Base Salary
We strive to pay base salaries that are market competitive to attract talented executives and to provide a secure fixed level of compensation to our executives and managers. The Compensation Committee reviews the base salaries of the executive officers and compares them to the salaries of senior management among the Peer Group companies, bearing in mind that total estimated direct compensation opportunity is the principal comparative measure of the competitiveness of our program. Based on its own experience and that comparison, the Compensation Committee determines whether the NEO salaries, taken together with other elements of compensation, are at levels sufficient to attract, motivate and retain the executives who are essential to leading the Company and driving stockholder value.
Annual adjustments in base salary, if any, consider individual performance, position duties and responsibilities, internal equity and external market practices. The Compensation Committee generally relies on the CEO’s evaluation of each NEO’s performance (other than her own) in deciding whether to recommend and/or approve merit increases for any NEOs in a given year. In those instances where the duties and responsibilities of a NEO change, the CEO may recommend any adjustments believed to be warranted, and the Compensation Committee will consider all the factors above in determining whether to approve any such changes.

With respect to those employees who were NEOs in 2020, increases in base salary from 2019 to 2020 for Ms. Zabrocky and Messrs. Pribor, Small, Solon and Nugent were 9.8%, 2.0%, 2.1%, 6.7% and 6.7%, respectively. The following table summarizes 2020 base salaries for our NEOs.
Name	Position	2020 Salary
Lois K. Zabrocky	President and Chief Executive Officer	$675,000
Jeffrey D. Pribor	Chief Financial Officer, Senior Vice President and Treasurer	$510,000
James D. Small III	Chief Administrative Officer, Senior Vice President, General Counsel & Secretary	$485,000
Derek G. Solon	Vice President (Chief Commercial Officer)	$320,000
William F. Nugent	Vice President (Head of Ship Operations)	$320,000
2020 Annual (Cash) Incentive Plan
Pursuant to the Company’s currently effective Management Incentive Compensation Plan (the “MICP”), NEOs are eligible to receive annual cash incentives based upon the achievement of specified annual performance goals, which are established and approved by the Compensation Committee during the first quarter of the performance year. Our annual cash incentive plan, which for the NEOs generally reflects the terms of the annual cash incentive plan available to all employees, is intended to focus our NEOs on our critical, short-term financial and operational goals. As in past years, the financial performance measure for 2020 was ESO. ESO is a non-GAAP measure defined as income from vessel operations before depreciation and amortization, gains and losses from vessel sales (including impairments), stock compensation expenses and third-party debt modification fees, reduced by expenditures for drydockings and vessel expenditures, which we use for compensation purposes. ESO for INSW was income of $159.2 million in 2020. The NEO awards were also based on quantifiable measures of our performance against corporate metrics, business/operational metrics (including safety), in addition to individual performance goals. The following table reconciles income from vessel operations for 2020, as reflected in the consolidated statements of operations of the Company for 2020 set forth in the 2020 Annual Report, to ESO:
(Dollars in thousands)
Income from vessel operations	$39,880
Depreciation and amortization	74,343
Loss on sale of vessels, including impairments	100,087
Non-cash stock compensation expense	5,631
Third-party debt modification fees	232
220,173
Drydock expenditures (accrual basis)	(27,835)
Vessel expenditures (excluding $16,925 for secondhand vessel purchases)	(33,124)
Earnings from Shipping Operations (ESO)	$159,219
For 2020, the annual incentive target for Ms. Zabrocky was 125% of her base salary; the annual incentive targets for Messrs. Pribor and Small were 100% of their respective base salaries and the annual incentive targets for Messrs. Solon and Nugent were 85% of their respective base salaries. Based on the weighting described below, the potential actual incentive payout range for Ms. Zabrocky and Messrs. Pribor and Small was 0% to 142% of target, while for Messrs. Solon and Nugent the range was 0% to 137%.

NEOs have different weights ascribed to their Company ESO, business/operational and individual goals, each of which is a component of the payout calculation. The specific weights were established based on the scope of each NEO’s role and their respective abilities to affect the results, and were ultimately recommended by the CEO and approved by the Compensation Committee. The following table sets forth the weights by component and NEO.
Individual	Company ESO	Business/ Operational Metrics	Individual Performance Goals
Ms. Zabrocky	60%	15%	25%
Messrs. Pribor and Small	60%	10%	30%
Messrs. Solon and Nugent	33.3%	33.3%	33.4%
For 2020, each goal was assessed on an achievement scale of between 70% and 130%, with 100% reflecting target level, 130% being the maximum level, and a score of 0% given for achievement below 70%.
•	For ESO achievement, the performance factor (i.e., payout) can range from 0% to a maximum of 150% (corresponding with a 130% ESO achievement level, as detailed below).
•	For the business/operational metrics and individual performance goals, the payout can range from 0% to a maximum of 130% (corresponding with actual achievement level).
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If the achievement level for ESO is below 70%, the payout on the metrics cannot exceed its target (100%) and the payout on the individual performance goals component (MBO) cannot exceed 50% of the individual performance goals (MBO) target.

•	If the achievement level for the business/operational metrics is below 70%, the performance factor (payout) for this measure is zero, resulting in no bonus being payable in respect of this measure.
•	If the individual performance achievement level for any NEO is below 70%, it would result in no bonus being payable on this metric.
2020 Company ESO Goal. For 2020, the table below sets forth the ESO performance thresholds at INSW and the corresponding amounts that would be earned (expressed as percentages of target) by the NEOs at each level of achievement.
($ Thousands)		ESO Threshold
Performance Factor (Payout As a % of Target)	% Achievement	2020
50.00%	70%	(1,839)
58.40%	75%	16,963
66.70%	80%	35,765
75.00%	85%	54,567
83.30%	90%	73,369
91.70%	95%	92,171
100.0%	100%	110,973
108.4%	105%	129,775
116.7%	110%	148,577
125.0%	115%	167,379
133.3%	120%	186,181
141.7%	125%	204,983
150.0%	130%	223,785
In 2020, the ESO result was $159.2 million which was an achievement of 110% for this metric which corresponded to a performance factor (payout) of 116.7%.
INSW Business/Operational Metrics. For 2020, the INSW business and operational metrics were weighted equally.

The business metrics related to (a) the time charter equivalent (“TCE”) performance of INSW’s VLCCs, Aframaxes, Suezmaxes, Panamaxes and MRs TCE compared with spot TCE rates of competitors or market spot TCE rates published by a third party maritime research service for Panamaxes; and (b) minimizing the discount received on the Company’s older VLCCs compared with the TCE achieved on its more modern units.
The operational metrics included (a) achieving or doing better than the INSW vessel operating budget; (b) vetting observations — a metric that indicates acceptability of our fleet to our customers; (c) total recordable case frequency — a metric that tracks safety within the fleet; (d) vessel visits — number of visits to a vessel by shoreside staff, a metric that indicates corporate culture and “tone at the top.”; (e) time not earning (technical) — a metric that measures operational availability; and (f) an environmental performance metric based on propulsion efficiency, which is intended to encourage environmental efficiency consistent with our stated commitment to ESG initiatives, and which the Company included for the first time. Although it was planned for 2020, vessel visits were not possible due to the COVID-19 pandemic and therefore this metric was not factored in the operational metrics result for 2020.
The overall INSW performance score for business/operational metrics for 2020 was 112%.
Individual Performance Goals. Each of our NEOs also had individual performance goals established by the Compensation Committee. The individual goals for 2020 covered a broad range of performance indicators that included, among others, the following (although not all goals listed below applied to all NEOs):
•	Identifying, developing and executing business strategy;
•	Achieving revenue, operating expenses and general and administrative expense targets;
•	Enhancing lines of communication with key customers and investors;
•	Evaluating strategic alternatives;
•	Evaluating financial initiatives, capital allocation choices and balance sheet recapitalization;
•	Further establishing and executing ESG initiatives, including the Company’s “get to green” initiative;
•	Reviewing and identifying operational risks and performing risk assessments; and
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Assessing and engaging in special projects, including additional fleet renewal assessments, business development, scrubber technology rollout, capital management, leadership development, insurance projects, disaster planning, contingency planning, succession planning and financial strategy and reporting.

After the 2020 performance year, the Compensation Committee assessed the level of achievement of our NEOs relative to their respective individual performance goals. Following this assessment, it was determined that Ms. Zabrocky and Messrs. Pribor, Small, Solon and Nugent achieved their individual goals at above target levels.
2020 Actual Annual Incentive Paid. Based on the foregoing, the NEOs received the following annual cash incentive awards for 2020: Ms. Zabrocky – $971,384; Mr. Pribor – $588,836; Mr. Small – $551,241; Mr. Solon – $305,607; and Mr. Nugent – $308,333.
Equity-Based Compensation
INSW’s equity-based compensation program is intended to align the interests of its executives with those of its stockholders, and to focus executives on achieving long-term performance objectives aligned with the Company’s business strategy, thereby establishing a direct relationship between compensation, long-term operating performance and sustained increases in stockholder value. The MICP became effective as of November 18, 2016 and provided for awards of long-term equity compensation to be made to employees through April 2020 when the Company ceased making awards under such plan. In April 2020, the Company adopted the 2020 Management Incentive Compensation Plan (the “2020 MICP”) and the 2020 Non-Employee Director Incentive Compensation Plan (the “2020 Director Plan”), which provide long-term equity compensation for employees and non-employee directors, respectively, and succeed the MICP and a prior Non-Employee Director Incentive Compensation Plan. The 2020 MICP provides for grants of nonqualified stock options, incentive stock options, stock appreciation rights, performance units, performance shares and other performance awards, restricted stock units and restricted stock, and other awards valued in whole or in part by reference to, or otherwise based on, INSW stock. The primary purpose of the 2020 MICP and the 2020 Director Plan is to facilitate the grant of equity and cash incentives to employees (including our NEOs) and equity compensation to non-employee directors of the Company, and to enable the Company to obtain and retain the services of these individuals, which is essential to our long-term success. INSW reserved 1,400,005 shares for issuance under the 2020 MICP (including five shares that were reserved but not granted under the MICP) and 460,774 shares for issuance under the 2020 Director Plan (including 60,774 shares that were reserved but not granted under a prior Non-Employee Director Incentive Compensation Plan). The 2020 MICP contains an anti-dilution provision whereby in the event of certain corporate changes in the Company, outstanding awards may be adjusted, as appropriate, to prevent dilution or enlargement of rights. The terms of the MICP, the 2020 MICP and the 2020 Director Plan are set forth in Exhibit 10.1 to the Company’s Current Report on Form 8-K dated November 25, 2016, in Exhibit 10.1 to the Company’s Current Report on Form 8-K dated April 8, 2020 (the “April 2020 Form 8-K”) and in Exhibit 10.2 to the April 2020 Form 8-K, respectively.
Consistent with our practices and in each case pursuant to the terms of the MICP, equity awards may be granted from time to time to motivate and retain executives and other key managers and employees and to align their interests with stockholders.
2020 Awards. In April 2020, the Compensation Committee approved the following long-term incentive award date values for Ms. Lois K. Zabrocky and Messrs. Jeffrey D. Pribor, James D. Small III, Derek G. Solon and William F. Nugent:
Incumbent	Total Grant Date Value	Stock Options	Time-Based RSUs	Performance- Based RSUs
Lois K. Zabrocky	$1,687,000	$562,500	$562,500	$562,500
Jeffrey D. Pribor	$765,000	$255,000	$255,000	$255,000
James D. Small III	$606,250	$202,083	$202,083	$202,083
Derek G. Solon	$320,000	$186,667	$186,667	$186,667
William F. Nugent	$320,000	$186,667	$186,667	$186,667
The time-based restricted stock units (“RSUs”) and stock options vest and become exercisable in equal amounts on the first, second and third anniversaries of the grant date of April 2, 2020. The 2020 performance-based restricted stock units (“PRSUs”) awards vest as follows: (i) one-half of the target PRSUs vest on December 31, 2022, subject to INSW’s three-year Return on Invested Capital (“ROIC”) performance; and (ii) one-half of the target PRSUs vest on December 31, 2022, subject to INSW’s three-year total shareholder return (“TSR”) performance relative to that of a performance peer group. Vesting is subject in each case to the Compensation Committee’s certification of achievement of the performance targets no later than March 15, 2023.
The funding formulas applicable to the PRSUs granted in April 2020 are as follows:
•
The cumulative target ROIC for the three-year period is 5.3% (with a minimum threshold performance achievement of 2.3% resulting in 50% of the applicable PRSUs vesting, and a maximum performance achievement of 8.3% resulting in 150% of the applicable PRSUs vesting).

•
TSR performance is described in the following table. If the absolute value of three-year TSR is negative, then the payout for the TSR component of the PRSUs is capped at 100%; this was a newly added provision in 2019.

TSR	Threshold	Target	Maximum
Performance Achievement	25th Percentile	50th Percentile	90th Percentile
Payout	50%	100%	150%

Upon termination of employment for any reason, all unvested PRSUs will be forfeited unless the NEO’s respective employment agreement provides otherwise.

Human Capital Resources
Management depends on the Company’s workforce to provide superior service and to ensure its vessels are operated safely and securely. Seafarers are hired by the technical managers acting as agent for the individual ship owning companies, each of which is a subsidiary of INSW. We are committed to creating a safe, healthy and secure workplace at sea and ashore. We are also committed to providing safe, reliable and environmentally sound transportation to our customers. The development, attraction and retention of employees at sea and ashore is a critical success factor for the Company for succession planning and sustaining our core values.
COVID-19
In March 2020, the World Health Organization (“WHO”) recognized the novel coronavirus (“COVID-19”) as a pandemic. We implemented various measures to protect our seafarers and shore-based personnel and reduce the spread of the virus. Strict quarantine and testing protocols were implemented for personnel on, and visitors to, our vessels. We leveraged our IT infrastructure and various technology tools to enable our shore-based personnel to work seamlessly from home. The COVID-19 pandemic continues to impede our ability to rotate crew members on and off our fleet of vessels in a timely and efficient manner due to changing immigration rules, mandatory quarantine requirements and limited air travel.
ESG
In 2020, INSW issued its inaugural ESG report for 2019. The report outlines our ESG metrics and performance as well as our vision and goals for the future.
2021 Compensation Decisions
Base Salary Decision:
On March 17, 2021, base salaries were increased for Mr. Pribor (from $510,000 to $530,000), Mr. Solon (from $320,000 to $333,000) and Mr. Nugent (from $320,000 to $333,000), in each case retroactive to January 1, 2021. Ms. Zabrocky and Mr. Small’s salary will continue at the same rate for 2021.
Annual Incentive Decisions:
The design of INSW's 2021 annual cash incentive plan is generally consistent with INSW's 2020 annual cash incentive plan. In 2021, pursuant to the terms of their employment agreements with the Company, as amended, Ms. Zabrocky will continue to have a target annual incentive equal to 125% of base salary , and Messrs. Pribor and Small will each continue to have a target annual incentive equal to 100% of their base salaries. In addition, Messrs. Solon and Nugent will each have a target annual incentive equal to 85% of base salary.
Long-Term Equity Awards Decisions:
On March 17, 2021, the Compensation Committee awarded each of the NEOs equity grants with a fair market value as of the grant date of approximately (1) for Ms. Zabrocky, 250% of her base salary ; (2) for Mr. Pribor, 150% of his base salary; (3) for Mr. Small, 125% of his base salary; and (4) Messrs. Solon and Nugent, 125% of their respective base salaries (an increase from 100%). These equity grants were divided equally among time-based RSUs, stock options and PRSUs.
Ms. Zabrocky, as President and CEO, does not receive additional compensation for services as a director of the Company.
Employment Agreements with the NEOs
Employees of INSW Classified as NEOs for 2020
INSW has employment agreements with Ms. Zabrocky and Messrs. Pribor and Small. Under the terms of those agreements, Ms. Zabrocky and Messrs. Pribor and Small are entitled to certain compensation arrangements and severance benefits as detailed in the paragraphs below. Although Messrs. Solon and Nugent do not have formal contractual employment agreements with INSW, they are also entitled to certain compensation arrangements and severance benefits. Please see “Potential Payments Upon Termination and Change in Control” in the “Summary Compensation Data” section of this Proxy Statement. In addition, each NEO (whether or not his or her employment relationship with INSW is governed by a formal contractual employment agreement) is entitled to vacation in accordance with INSW policy, and each of them participates in medical, dental, and life insurance, as well as retirement and other benefit plans as may be in effect from time to time on a similar basis to all other INSW employees. Each of the employment agreements also provides for the possibility of annual equity grants at the discretion of the Board upon recommendation from the Compensation Committee.
Under the terms of the employment agreements for Ms. Zabrocky and Messrs. Pribor and Small, if an executive’s employment is terminated by INSW for any reason or terminated voluntarily by the executive, he or she is entitled to the following payments (“Accrued Payments”):
•	any earned, unpaid base salary through the date of termination;
•	any earned, unpaid annual bonus applicable to the performance year prior to the termination;
•	payment for any accrued, but unused vacation through the date of termination; and
•	reimbursement of any business expenses not reimbursed as of the date of termination.
If any such executive’s employment is terminated by reason of death or permanent disability, INSW will pay the Accrued Payments to the executive or the executive’s estate, and INSW will vest any non-performance-based equity previously granted to the executive that has not yet vested.

The following table summarizes certain terms of the Company’s employment agreements, including the termination provisions in the event of a termination without cause by the Company, or resignation by the executive with good reason, with Ms. Zabrocky and Messrs. Pribor and Small as in effect on December 31, 2020 (and describing amendments to those agreements made during 2020 and 2021):
Name and Current Position	Date of Original Agreement	Base Salary at 12/31/2020	Bonus Target at 12/31/2020	Additional Terms / Amendments to Employment Agreements in 2020 and 2021
Lois K. Zabrocky President and CEO	9/29/14 (originally entered into with OSG; assumed in Spin-Off)	$675,000	125%	•	Severance benefits in the event of termination without cause or resignation with good reason include:
					○	salary continuation for 24 months
					○	a lump sum payment of $1,049,999
○
accelerated vesting of all outstanding and unvested options, RSUs and other equity-based grants or cash in lieu of grants that in all cases are not performance-based upon a termination without cause, for good reason, by death or disability; performance-based awards will be treated as set out below in the “Potential Payments Upon Termination and change in Control” section

				•	Equity grant target set at 250% of base salary for 2020
				•	Amended as of April 2, 2020 to increase base salary and target bonus for 2020 to $675,000 and 125% of base salary, respectively

Jeffrey D. Pribor Senior Vice President, CFO and Treasurer	11/9/16	$510,000 (increasing to $530,000 for 2021)	100%	•	Severance benefits in the event of termination without cause or resignation with good reason include:
					○	12 months’ continuation of annual base salary plus Target Bonus (18 months’ in the event of a change in control)
					○	a lump sum payment of a pro rata portion of his annual bonus based on actual achievement
					○	accelerated vesting of the outstanding time-based awards that would have vested on the next regularly scheduled vesting date following the termination date
					○	pro-rated vesting of all performance-based RSUs and other equity-based grants, to the extent the applicable performance goals are achieved
				•	Equity grant target set at 150% of base salary for 2020.
				•	Amended on March 17, 2021 to increase base salary to $530,000 for 2021.

Name and Current Position	Date of Original Agreement	Base Salary at 12/31/2020	Bonus Target at 12/31/2020	Additional Terms / Amendments to Employment Agreements in 2020 and 2021
James D. Small III Senior Vice President, Chief Administrative Officer, Secretary & General Counsel	2/13/15 (originally entered into with OSG; assumed in Spin-Off)	$485,000	100%	•	Severance benefits in the event of termination without cause or resignation with good reason include:
○ salary continuation for 24 months
○ a lump sum payment of $950,000
○
accelerated vesting of all outstanding and unvested time-based options, RSUs and other equity-based grants upon a termination without cause, for good reason, by death or disability; performance-based awards will be treated as set out below in the “Potential Payments Upon Termination and Change in Control” section

				•	Equity grant target set at 125% of base salary for 2020 and 2021
				•	Amended as of April 2, 2020 to increase base salary to $485,000 for 2020.
The Company has entered into its standard offer letter with Messrs. Solon and Nugent, except that each of Messrs. Solon and Nugent have an additional letter providing for their years of service to be treated as 26 years of service solely with regard to the terms of the INSW severance plan and the specific terms as described in their equity grant letters. On April 2, 2020, each of their annual base salaries was increased to $320,000 from $300,000 and each of their target bonuses increased to 85% from 70% of base salary. On March 17, 2021, each of their annual base salaries was increased to $333,000 from $320,000 and each of their equity grant targets increased to 125% from 100% of base salary. On March 17, 2021, each of Messrs. Solon and Nugent was elected a Senior Vice President of the Company.
Additional Information
Benefits
In general, INSW provides benefits to its employees that we believe are important to maintaining a competitive total compensation program. Benefits are designed to provide a reasonable level of retirement income and to provide a safety net for protection against the financial concerns and catastrophes that can result from illness, disability or death.
INSW provides a tax-qualified defined contribution employee benefit plan to employees, which for 2021 is the EngagePEO Retirement Savings Plan (the “Savings Plan”). Under the Savings Plan eligible employees may contribute, on a pre-tax basis, an amount up to the limit imposed by and the Internal Revenue Code of 1986, as amended (the “Code”). Under the Savings Plan, INSW will match 100% of the first 6% of a participant’s pre-tax contribution (up to the Code limit) which for 2020 was $17,100.
INSW does not currently have any plans that provide for payments or other benefits at, following or in connection with the retirement of our employees, other than the Savings Plan and the INSW SERP (as described in the following paragraph). INSW also assumed OSG’s obligations under the retiree medical plan with respect to those OSG employees who continued to work for INSW after the Spin-Off.
In December 2017, INSW formally adopted the INSW Supplemental Executive Retirement Plan (“INSW SERP”), pursuant to which INSW formally documented its assumption of existing obligations under OSG’s Supplemental Executive Retirement Plan (the “OSG SERP”), which were assumed in connection with the Spin-Off. INSW employees who participated in the OSG SERP prior to the Spin-Off (including Ms. Zabrocky) now participate in the INSW SERP, which is frozen to new contributions and pays interest on assumed obligations at an annual rate of 2.98%. We do not provide any SERPs, and our legacy SERP was frozen to new participants in November 2012. The Human Resources and Compensation Committee in October 2020 resolved to terminate the INSW SERP.

Risk Mitigation
Hedging, Pledging and Insider Trading. INSW’s insider trading policy prohibits its directors and employees from hedging their ownership of its securities, including investing in options, puts, calls, short sales, futures contracts or other derivative instruments relating to its securities or pledging securities directly owned by them, regardless of whether such directors and employees have material nonpublic information about INSW. The policy also prohibits INSW directors and employees from purchasing or selling its securities while in possession of material nonpublic information or otherwise using such information for their personal benefit. Directors and employees are permitted to enter into trading plans under Rule 10b5-1 under the 1934 Act. With the approval of INSW’s General Counsel, a 10b5-1 Plan may be entered into during a time when the equity participant is not in possession of material, non-public information. These plans are intended to aid the equity participants in diversifying their portfolios without violating federal securities laws.
Incentive Compensation Recoupment Policy for Executive Officers. INSW’s Incentive Compensation Recoupment Policy generally provides that if an executive officer, including any NEO, receives cash or equity-based incentive compensation based on the achievement of a performance metric and the Board commenced action to restate the calculation of such performance metric within five fiscal years due to a material misstatement or inaccuracy, INSW may require such executive officer to repay all or a portion of the amounts of such incentive compensation that the Board in good faith determines would not have been payable if not for the material misstatement or inaccuracy. The five-year look back limitation does not apply where the Board determines that the executive officer’s fraud, misconduct, negligence or other knowing actual involvement was a contributing factor to the need for the restatement. The Compensation Committee is monitoring the proposed regulations under the Dodd-Frank Act among others relating to incentive compensation recoupment and will amend the policy to the extent necessary to comply with the Dodd-Frank Act among others.
Stock Ownership Guidelines. INSW encourages stock ownership by its executives and non-employee directors in order to align their interests with the long-term interests of its stockholders. INSW has adopted stock ownership guidelines for non-employee directors and executive officers of the Company. As measured on January 1 of each fiscal year, each non-employee director and officer of the Company (including the NEOs) is expected to own a number of shares of INSW common stock priced at the closing price on the last trading day of the prior fiscal year equal to a specified multiple of his or her salary (or, in the case of the independent, non-employee members of the Board, a multiple of his or her annual cash retainer) as follows:
•	President and CEO — 5 × base salary
•	Senior Vice Presidents — 2 × base salary
•	Vice Presidents — 1 × base salary
•	Independent Non-Employee Directors — 3 × annual board service cash retainer
NEOs and independent, non-employee directors are afforded five years from the later of (1) the adoption of the ownership guidelines following the Spin-Off and (2) the time they first received an equity grant from INSW to achieve these ownership guidelines. For purposes of satisfying the guidelines, shares of common stock deemed to be owned include (a) stock owned outright by the incumbent, his or her spouse and minor children; (b) vested time-based restricted stock or RSUs; (c) vested PRSUs where the performance criteria have been satisfied; (d) vested in-the-money stock options (counted based on the number of shares underlying such in-the-money options); and (e) shares of stock held for the incumbents’ benefit in any pension or 401(k) plan. Unvested time-based RSUs and PRSUs do not count towards satisfying the guidelines. INSW’s directors and executive officers have made progress towards meeting these goals since the Spin-Off.

Report of the Compensation Committee
The Compensation Committee, comprised entirely of independent directors (as defined under U.S. securities laws, NYSE listing standards and applicable guidelines under the Code), has reviewed the CD&A included in this Proxy Statement and discussed that CD&A with management. Based on its review and discussion with management, the Compensation Committee approved the CD&A and recommended to the INSW Board of Directors that the CD&A be included in this Proxy Statement.
Compensation Committee:

Timothy J. Bernlohr, Chair
Randee E. Day
Ty E. Wallach

April 23, 2021
In accordance with the rules of the SEC, the report of the Compensation Committee does not constitute “soliciting material” and is not incorporated by reference in any filings with the SEC made pursuant to the 1933 Act or the 1934 Act.

SUMMARY COMPENSATION DATA
Summary Compensation Table
The following Summary Compensation Table includes individual compensation information for services in all capacities for the Company received by the individuals identified as NEOs of the Company.
Name and Principal Position	Year	Salary(1)	Bonus	Stock Awards(2)(3)	Option Awards(4)	Non-Equity Incentive Plan Compensation(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation(6)	Total
Lois Zabrocky President and Chief Executive Officer	2020	$671,539	$—	$1,125,000	$562,500	$971,384	$—	$43,685	$3,374,108
	2019	$614,942	$—	$939,989	$410,000	$813,833	$—	$37,153	$2,815,917
	2018	$600,000	$—	$800,000	$399,997	$567,720	$—	$36,899	$2,404,616

Jeffrey D. Pribor Senior Vice President, Chief Financial Officer and Treasurer	2020	$509,923	$—	$510,000	$255,000	$588,836	$—	$36,886	$1,900,645
	2019	$499,808	$—	$619,989	$250,000	$577,800	$—	$31,952	$1,979,549
	2018	$450,000	$—	$657,460	$225,000	$426,645	$—	$24,666	$1,783,771

James D. Small III Senior Vice President, Chief Administrative Officer, Secretary and General Counsel	2020	$484,923	$—	$404,167	$202,083	$551,241	$—	$26,762	$1,669,176
	2019	$475,000	$—	$515,822	$197,917	$549,195	$—	$26,221	$1,764,155
	2018	$475,000	$—	$316,665	$158,335	$448,153	$—	$26,000	$1,424,153

Derek G. Solon Vice President and Chief Commercial Officer	2020	$319,846	$—	$213,333	$106,667	$305,607	$—	$38,199	$983,652
	2019	$299,944	$—	$369,998	$100,000	$238,040	$—	$37,153	$1,045,135
	2018	$285,475	$—	$190,317	$95,153	$206,257	$—	$36,899	$814,101

William F. Nugent Vice President and Head of Ship Operations	2020	$319,846	$—	$213,333	$106,667	$308,333	$—	$43,685	$991,864
	2019	$299,898	$—	$369,998	$100,000	$237,773	$—	$37,153	$1,044,742
	2018	$273,500	$—	$182,333	$91,164	$196,569	$—	$36,899	$780,465
(1)	The salary amounts reflect the actual salary received during the year, including amounts contributed by such individuals to the INSW Savings Plan.
(2)
On April 2, 2020, Ms. Zabrocky and Messrs. Pribor, Small, Solon and Nugent received time-based equity awards. One-third of these awards vests on each of the first, second and third anniversaries of the award. The 2020 amounts in this column represent in the aggregate grant date fair value of the RSU awards calculated in accordance with accounting guidance as follows: Ms. Zabrocky - $562,500, Mr. Pribor - $255,000, Mr. Small - $202,083, Mr. Solon - $106,667 and Mr. Nugent - $106,667.

(3)
Ms. Zabrocky and Messrs. Pribor, Small, Solon and Nugent received PRSU grants on April 2, 2020. The performance awards vest in full on December 31, 2022, subject to the Compensation Committee’s certification of achievement of the performance measures and targets. Settlement of the PRSUs may be either in shares of common stock or cash, as determined by the Compensation Committee in its discretion, and shall occur as soon as practicable following the Compensation Committee’s certification of the achievement of the applicable performance measures and targets for 2022 and in any event no later than March 15, 2023. The number of PRSUs shall be subject to an increase or decrease depending on performance against the applicable performance measures and targets with the maximum number of PRSUs vesting equivalent to 150% of the PRSUs awarded. The 2020 amounts in this column represent the aggregate grant date fair value of the PRSU award at target, calculated in accordance with accounting guidance, as follows: Ms. Zabrocky — $562,500, Mr. Pribor — $255,000, Mr. Small — $202,083, Mr. Solon — $106,667 and Mr. Nugent — $106,667.

(4)
Ms. Zabrocky and Messrs. Pribor, Small, Solon and Nugent received stock option awards on April 2, 2020. One third of each stock option award vests and becomes exercisable on each of the first, second and third anniversaries of April 2, 2020.

(5)
The amounts in this column for 2020, 2019 and 2018 reflect the amounts paid in 2021, 2020 and 2019 under the Company’s Cash Incentive Compensation Plan for performance in 2020, 2019, and 2018, respectively.

(6)	See the “All Other Compensation Table” below for additional information.

All Other Compensation Table
The following table describes each component of the All Other Compensation column for 2020 in the Summary Compensation Table.
Name	Savings Plan Matching Contribution(1)	Qualified Defined Contribution Plan	Life Insurance Premiums(2)	Other(3)	Total
Lois K. Zabrocky	$17,100	$—	$1,158	$25,427	$43,685
Jeffrey D. Pribor	$17,100	$—	$1,158	$18,628	$36,886
James D. Small III	$17,100	$—	$1,158	$8,504	$26,762
Derek G. Solon	$17,100	$—	$1,158	$19,941	$38,199
William F. Nugent	$17,100	$—	$1,158	$25,427	$43,685
(1)	Constitutes INSW’s matching contributions under the Savings Plan.
(2)	Life insurance premiums represent the cost of term life insurance paid on behalf of the NEO.
(3)
Includes the following amounts for each NEO under plans and arrangements generally maintained by us for all employees (other than “umbrella” liability insurance coverage): (a) medical and dental coverage premiums of $22,894 for Ms. Zabrocky, Messrs. Pribor, $16,095, Small, $5,971, Solon, $17,408, Nugent, $22,894, (b) long-term and short-term disability plan premiums for each NEO of $735; and (c) a premium for excess liability insurance coverage for each NEO of $1,798.

Grants of Plan-Based Awards
This following table lists the INSW equity and non-equity awards made in fiscal year 2020 to the NEOs granted under the MICP and the 2020 MICP.
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Stock Units(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(5)
Name	Grant Date	Threshold	Target	Maximum	Threshold (#)	Target (#)	Maximum (#)
Lois K. Zabrocky	4/2/2020	$421,875	$843,750	$1,265,625	12,824	25,649	38,473	25,649	58,109	$21.93	$1,574,039
Jeffrey D. Pribor	4/2/2020	$255,000	$510,000	$765,000	5,813	11,627	17,440	11,627	26,342	$21.93	$715,259
James D. Small III	4/2/2020	$242,500	$485,000	$727,500	4,607	9,214	13,821	9,214	20,876	$21.93	$567,482
Derek G. Solon	4/2/2020	$136,000	$272,000	$408,000	2,431	4,863	7,294	4,863	11,019	$21.93	$301,006
William F. Nugent	4/2/2020	$136,000	$272,000	$408,000	2,431	4,863	7,294	4,863	11,019	$21.93	$301,006
(1)	Amounts actually paid under these awards for 2020 are set forth above under “ – Elements of the 2020 Executive Officer Compensation Program – 2020 Actual Annual Incentive Paid.”
(2)
In 2020, Ms. Zabrocky and Messrs. Pribor, Small, Solon and Nugent received PRSU grants on April 2, 2020. These performance awards vest in full on December 31, 2022, subject to the Compensation Committee’s certification of achievement of the performance measures. Settlement of the PRSUs may be either in shares of common stock or cash, as determined by the Compensation Committee in its discretion, and shall occur as soon as practicable following the Compensation Committee’s certification of the achievement of the applicable performance measures and targets for 2022 and in any event no later than March 15, 2023. The number of PRSUs shall be subject to an increase or decrease depending on performance against the applicable performance measures and targets with the maximum number of PRSUs vesting equivalent to 150% of the PRSUs awarded.

(3)	The grants comprise time-based RSUs. The grants made on April 2, 2020 vest in equal installments on the first, second and third anniversaries of the date of grant.
(4)
Ms. Zabrocky and Messrs. Pribor, Small, Solon and Nugent received stock option awards on April 2, 2020. One third of each stock option vests and becomes exercisable on each of the first, second and third anniversaries of April 2, 2020.

(5)	For information with respect to grant date fair values, see Note 13, “Capital Stock and Stock Compensation” to INSW’s consolidated financial statements included in INSW’s 2020 Annual Report.

Outstanding Equity Awards at Fiscal Year-End
The following table lists outstanding INSW equity awards at December 31, 2020 for NEOs under the MICP.
Name	Year	Option Awards					Stock/RSU Awards
	Grant Year	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) Unexercisable	Options Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (#)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1)
Lois K. Zabrocky	2014	14,942(2)	—	—	$30.93	9/29/2024
	2016	24,474(2)	—	—	$19.04	3/30/2026
	2017	20,348	—	—	$19.13	3/29/2027
	2018	34,364	17,182(3)	—	$17.46	4/4/2028	7,638 (4)	$124,712	—(5)	$—
	2019	17,104	34,210(6)	—	$17.21	4/5/2029	15,882(7)	$259,353	23,822(8)	$389,013
	2020	—	58,109(9)	—	$21.93	4/2/2030	25,649(10)	$418,848	25,649(11)	$418,848

Jeffrey D. Pribor	2017	79,491	—	—	$18.21	2/14/2027
		17,442	—	—	$19.13	3/29/2027
	2018	19,330	9,665(3)	—	$17.46	4/4/2028	4,297 (4)	$70,154	—(5)	$—
	2019	10,429	20,860 (6)	—	$17.21	4/5/2029	9,684(7)	$158,140	14,526(8)	$237,210
	2020	—	26,342(9)	—	$21.93	4/2/2030	11,627(10)	$189,869	11,627(11)	$189,869

James D. Small III	2015	42,452(2)	—	—	$27.54	3/11/2025
	2016	41,956(2)	—	—	$19.04	3/30/2026
	2017	18,411	—	—	$19.13	3/29/2027
	2018	13,602	6,802(3)	—	$17.46	4/4/2028	3,023(4)	$49,366	—(5)	$—
	2019	8,257	16,514(6)	—	$17.21	4/5/2029	7,667(7)	$125,202	11,500(8)	$187,795
	2020	—	20,876(9)	—	$21.93	4/2/2030	9,214(10)	$150,465	9,214(11)	$150,465

Derek G. Solon	2017	6,486	—0	—	$22.42	8/3/2027
	2018	8,174	4,088(3)	—	$17.46	4/4/2028	1,818 (4)	$29,672	—(5)	$—
	2019	4,171	8,344 (6)	—	$17.21	4/5/2029	3,874(7)	$63,262	5,810(8)	$94,877
	2020	—	11,019(9)	—	$21.93	4/2/2030	4,863(10)	$79,413	4,863(11)	$79,413

William F. Nugent	2017	6,093	—0	—	$22.42	8/3/2027
	2018	7,832	3,916(3)	—	$17.46	4/4/2028	1,741(4)	$28,431	—(5)	$—
	2019	4,171	8,344(6)	—	$17.21	4/5/2029	3,874(7)	$63,262	5,810(8)	$94,877
	2020	—	11,019(9)	—	$21.93	4/2/2030	4,863(10)	$79,413	4,863(11)	$79,413

(1)	Based on the closing price of INSW common stock of $16.33 on December 31, 2020.
(2)	The option to purchase these shares of common stock was granted pursuant to the 2014 OSG Management Incentive Compensation Plan and assumed by INSW in connection with the Spin-Off.
(3)	The unvested options vested and became exercisable on April 4, 2021.
(4)	These unvested RSUs vested on April 4, 2021.
(5)
These PRSUs vested on December 31, 2020, subject to achievement of the performance measures with a payout of 129.93% for half of the grant and with a payout of 100% for the second half of the grant. The PRSUs have a maximum payout of 150% of target.

(6)	One-half of these options vested and became exercisable on April 5, 2021. The remaining half will vest on April 5, 2022.
(7)	One-half of these RSUs vested on April 5, 2021. The remaining half will vest on April 5, 2022, subject to accelerated vesting on the event of termination of employment.
(8)	These PRSUs will vest on December 31, 2021, subject to performance achievement. The PRSUs have a maximum payout of 150% of target.
(9)	One third of the options vested and became exercisable on April 2, 2021. The remaining two-thirds will vest ratably on the second and third anniversary of April 2, 2020.
(10)
One-third of these RSUs vested on April 2, 2021. The remaining two-thirds will vest ratably on each of the second and third anniversaries on April 2, 2020, subject to accelerated vesting on event of termination of employment.

(11)	These PRSUs will vest on December 31, 2022, subject to performance achievement. These PRSUs have a maximum payout of 150% of target.

Option Exercises and Stock Vested
The following table provides information for the year ended December 31, 2020 concerning the exercises of INSW stock options and the vesting of stock awards by the NEOs in INSW common stock. This table includes exercised and vested INSW stock option and RSU/stock awards. The market value of the RSU/stock awards is based on the closing market price of the Company’s common stock as of December 31, 2020, which was $16.33 per share.
	Option Awards		RSU/Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting
Lois K. Zabrocky	—	—	49,301	$805,085
Jeffrey D. Pribor	—	—	30,904	$504,662
James D. Small III	—	—	24,358	$397,766
Derek G. Solon	—	—	17,127	$279,684
William F. Nugent	—	—	16,730	$273,201
(1)
Ms. Zabrocky and Messrs. Pribor and Small had RSUs vest on March 29, 2020, April 4, 2020, April 5, 2020 and December 11, 2020 in the amounts of 3,049, 7,637, 7,941 and 4,338, respectively for Ms. Zabrocky and in the amounts of 2,614, 4,296, 4,842 and 4,338, respectively for Mr. Pribor and 2,759, 3,023, 3,833 and 4,338, respectively for Mr. Small. Messrs. Solon and Nugent had RSUs vest on April 4, 2020, April 5, 2020, August 3, 2020 and December 11, 2020 in the amounts of 1,817, 1,937, 962 and 6,146, respectively for Mr. Solon and in the amount of 1,741, 1,937, 903 and 6,146, respectively for Mr. Nugent. Ms. Zabrocky and Messrs. Pribor, Small, Solon and Nugent all had PRSUs vest on December 31, 2020 in the amounts of 26,336, 14,814, 10,425, 6,265 and 6,003, respectively.

Nonqualified Deferred Compensation
The following table provides information with respect to the deferral of compensation on a non-tax qualified basis to the INSW SERP for each NEO. The INSW SERP provides for interest at an annual rate of 2.98% through the termination date of the participant. The plan is frozen to new participants.
Name	Executive Contributions in 2020	Company Contributions on 2020	Aggregate Earnings/ Losses in 2020(1)	Aggregate Withdrawals/ Spin-Offs in 2020	Aggregate Balance at December 31, 2020
Lois K. Zabrocky	$—	$—	$4,938	$—	$205,824
Jeffrey D. Pribor	$—	$—	$—	$—	$—
James D. Small III	$—	$—	$—	$—	$—
Derek G. Solon	$—	$—	$—	$—	$—
William F. Nugent	$—	$—	$—	$—	$—

(1)	The aggregate earnings constitute accrued interest for the calendar year ended December 31, 2020. There were no executive or INSW contributions in 2020.

Potential Payments Upon Termination or Change in Control
The following table discloses the amounts that would have been payable to each NEO upon termination of their employment, assuming for this purpose that such termination had occurred on December 31, 2020, in each case conditioned upon continued compliance with certain restrictive covenants and the delivery of a release to the Company. At December 31, 2020, no NEO was eligible for normal retirement at age 65. The table excludes amounts payable pursuant to the INSW SERP, as described above, and pursuant to plans that do not discriminate in favor of executive officers and that are generally available to all salaried employees, such as the Savings Plan.
Event(1)	Lois K. Zabrocky	Jeffrey D. Pribor	James D. Small III	Derek G. Solon	William F. Nugent
Involuntary Termination Without Cause or Voluntary Resignation for Good Reason, Including in Connection with a Change in Control
Cash Severance Payment(2)	$1,350,000	$765,000	$970,000	$320,000	$320,000
Pro Rata Bonus Payment(3)	$843,750	$556,279	$485,000	$0	$0
Bonus Payment(4)	$0	$0	$0	$272,000	$272,000
Equity Awards(5)	$802,913	$622,700	$325,027	$0	$0
Lump Sum Payment	$1,049,999	$0	$950,000	$0	$0
Total	$4,046,662	$1,943,979	$2,730,027	$592,000	$592,000

Death/Disability
Pro Rata Bonus Payment	$0	$510,000(6)	$0	$0	$0
Equity Awards	$0	$0	$0	$0	$0
Total	$0	$510,000	$0	$0	$0
(1)	The values in this table reflect estimated payments associated with various termination scenarios.
(2)
This reflects a cash severance payment equal to 24 months of base salary for Ms. Zabrocky and Mr. Small per the terms of their respective employment agreements. Mr. Pribor is entitled to 18 months of base salary plus target bonus if the separation is for good reason and due to a change in control as shown in this table: Mr. Pribor is entitled to receive 12 months of base salary plus target bonus if he is terminated without cause or resigned with good reason in connection without a change in control per the terms of his employment agreement. Messrs. Solon and Nugent are entitled to 12 months of base salary plus target bonus.

(3)
For Ms. Zabrocky and Messrs. Pribor and Small a pro-rata target bonus is provided for in their respective employment agreements. The amounts listed are if termination of employment occurs on the last business day of the year. For Mr. Pribor the pro-rata target is to be based on actual Company performance (other than for individual goal metrics, which are to be at target) and (2) if no bonus payment is made to other executive officers of the Company in respect of the year in which the separation from service occurs due to business unit and company performance objectives not being met, then no amount shall be payable to him.

(4)	Messrs. Solon and Nugent are to receive a 12-month bonus at target for the year if terminated.
(5)
For Ms. Zabrocky and Mr. Small. All option shares and time based RSUs (and any other equity based grant or cash in lieu of grants that is not performance based) granted to Ms. Zabrocky and Mr. Small, to the extent not otherwise vested, shall vest as of the separation date, as applicable. The unvested PRSUs will be forfeited in the event of termination. As of December 31, 2020, Ms. Zabrocky has 49,168 RSUs and 17,182, 34,210 and 58,109 unvested stock options with strike prices of, $17.46, $17.21 and $21.93, respectively. Mr. Pribor has 25,607 RSUs and 9,665, 20,859 and 26,342 unvested stock options with a strike price of $17.46, $17.21 and $21.931, respectively. Mr. Small had 19,903 RSUs and had 6,801, 16,514 and 20,876 unvested stock options with strike prices of $17.46, $17.21 and $21.93 respectively. For Mr. Pribor, those unvested RSUs and stock options that otherwise would have vested on the next regularly scheduled vesting date following the separation will vest upon the separation date. For RSUs, this will amount to 4,296, 4,842, and 3,876 units vesting at $16.33 for 4/4/2018, 4/5/2019 and 4/2/20 respectively, for actual value of $212,508. For unvested stock options this will amount to 9,665, 10,430 and 8,781 vesting at the difference of their respective share price at $16.33 for 4/4/2018, 4/5/2019 and 4/2/2020 respectively, for an actual value of $0. For PRSUs, Mr. Pribor will receive a number of unvested units prorated for the number of weeks actually worked. The number of unvested units reflected herein for Mr. Pribor includes: 12,887 at a rate of $16.33 multiplied by 143 the number of weeks worked for a total value of $210,445 for the 4/4/2018 grant; 14,526 at a rate of $16.33 multiplied by the number of weeks worked for a total value of $149,293 for the 4/5/2019 grant; and 11,627 at a rate of $16.33 multiplied by the number of weeks worked for a total value of $50,455 for the 4/2/20 grant. Messrs. Solon and Nugent would be entitled to vesting of the unvested time based RSUs and unvested stock options if the separation is for “good reason” and within 12 months of a “change in control”; otherwise the unvested RSUs and unvested stock options shall immediately be forfeited (as reflected above). For Messrs. Solon and Nugent all PRSUs shall immediately be forfeited on the separation date.

(6)
Upon Mr. Pribor’s disability, Mr. Pribor, or in the case of his death, his estate, is entitled to receive the pro-rata portion of his annual bonus at target for the year of termination. The amount listed in the table is if his disability or death occurs on December 31, 2020, the last business day of the year.

Pay Ratio Disclosure
The compensation of the Company’s median employee (“Median Employee”) was determined by reviewing the amount of compensation paid to each of the Company’s full-time and part-time employees, of which 45 (not including the CEO) were located in its New York, Houston and United Kingdom offices, all of whom were employed by the Company through December 31, 2020, and the 1,330 seafarers who had been employed on the Company’s vessels for one or more days during the year ended December 31, 2020. The Company’s seafarers are hired by its technical managers acting as agent for the individual ship owning companies, each of which is a subsidiary of the Company, and include employees from various non-U.S. jurisdictions, including in particular the Philippines, India Russia, China, Pakistan, Bangladesh, Italy, and Sri Lanka. In determining the compensation paid to the CEO and the Median Employee, the Company used the data as shown in its payroll records including base salary, bonuses (including equity awards), seniority payments, performance bonuses, welfare costs, healthcare payments and other benefits paid by or on behalf of the Company. While the number of days worked by the Company’s seafarers ranged from 3 to 366 days in 2020, the Median Employee worked approximately 290 days. Our CEO had annual total compensation of $3,374,108 and our Median Employee had annual total compensation of $24,280. Therefore, our CEO’s annual total compensation in 2020 was approximately 139 times that of the median of the annual total compensation of our Median Employee.

OWNERSHIP OF COMMON STOCK BY DIRECTORS, EXECUTIVE OFFICERS
AND CERTAIN OTHER BENEFICIAL OWNERS
General
The tables below set forth certain beneficial ownership information with respect to certain individuals and stockholders. Except as disclosed in the notes to these tables and subject to applicable community property laws, the Company believes that each beneficial owner identified in the table possesses sole voting and investment power over all Common Stock shown as beneficially owned by the beneficial owner.
Beneficial ownership for the purposes of the following tables is determined in accordance with the rules and regulations of the SEC. Those rules generally provide that a person is the beneficial owner of shares if such person has or shares the power to vote or direct the voting of shares, or to dispose or direct the disposition of shares or has the right to acquire such powers within 60 days. For purposes of calculating each person’s percentage ownership, shares of Common Stock issuable pursuant to options exercisable within 60 days (including out of the money options) are included as outstanding and beneficially owned for that person, but are not deemed outstanding for the purposes of computing the percentage ownership of any other person. The percentage of beneficial ownership is based on 28,087,011 shares of the Company’s Common Stock outstanding as of the record date (April 19, 2021), and excludes any treasury stock.
Directors and Executive Officers
The table below sets forth information as to each director, director nominee and Named Executive Officer listed in the Summary Compensation Table in this Proxy Statement, and includes the amount and percentage of the Company’s Common Stock of which each director, director nominee, each Named Executive Officer, and all directors, directors nominees and executive officers as a group, was the “beneficial owner” (as defined in regulations of the SEC) on the record date, all as reported to the Company. The address of each person identified below as of the date of this Proxy Statement is c/o International Seaways, Inc., 600 Third Avenue, 39th Floor, New York, New York 10016.
	Shares of Common Stock Beneficially Owned(1)
Name	Number	Percentage
Directors/Nominees
Doug Wheat	63,506(2)	0.2%
Timothy J. Bernlohr	32,420(3)	0.1%
Ian T. Blackley	30,464 (3)	0.1%
Randee E. Day	14,491 (3)	*
David I. Greenberg	22,147 (3)	*
Joseph I. Kronsberg(4)	—	*
Ty E. Wallach	16,329(3)	*
Lois K. Zabrocky	233,559(5)	0.8%
Named Executive Officers (other than Ms. Zabrocky who is listed above with the other Directors/Nominees)
Jeffrey D. Pribor	207,231(6)	0.7%
James D. Small III	203,178(7)	0.7%
Derek G. Solon	50,647 (8)	0.2%
William F. Nugent	49,636 (9)	0.2%
All Directors, Director Nominees and Executive Officers as a Group (13 Persons)	935,370 (10)	3.3%
*	Less than 0.1%
(1)	Includes shares of Common Stock issuable within 60 days of the record date upon the exercise of options owned by the indicated stockholders on that date.
(2)	Includes 13,707 shares of Common Stock that vest on June 2, 2021, the date of the annual meeting of stockholders of the Company for 2021.

(3)	Includes 6,230 shares of Common Stock that vest on June 2, 2021, the date of the annual meeting of stockholders of the Company for 2021.
(4)
Mr. Kronsberg is an employee of Cyrus Capital Partners, L.P. (“CCP”) which beneficially owns 4,029,367 shares of Common Stock, including 25,791 shares which were granted by the Company to CCP under the Company’s non-Employee Director Incentive Compensation Plan (of which 6,230 shares vest on June 2, 2021, the date of the annual meeting of stockholders of the Company for 2021). The grant was made to CCP pursuant to agreements between CCP and Mr. Kronsberg under which CCP is required to receive all compensation in connection with Mr. Kronsberg’s directorship. Mr. Kronsberg disclaims beneficial ownership of all Company securities held by CCP except to the extent of his pecuniary interest therein, if any.

(5)	Includes 164,888 shares issuable upon the exercise of options.
(6)	Includes 155,567 shares issuable upon the exercise of options.
(7)	Includes 146,695 shares issuable upon the exercise of options.
(8)	Includes 30,764 shares issuable upon the exercise of options.
(9)	Includes 29,857 shares issuable upon the exercise of options.
(10)	Includes 536,676 shares issuable upon the exercise of options.
Other Beneficial Owners
Set forth below is information regarding stockholders of the Company’s Common Stock that are known by the Company to have been “beneficial owners” (as defined in regulations of the SEC) of 5% or more of the outstanding shares of the Common Stock as of the record date. The information with respect to beneficial ownership by the identified stockholders was prepared based on information supplied by such stockholders in their filings with the SEC.
	Shares of Common Stock Beneficially Owned*
Name	Number	Percentage
BlackRock, Inc.(1)	1,853,892	6.6%
Cobas Asset Management, SGIIC, SA(2)	2,773,854	9.9%
Cyrus Funds(3)	4,029,367	14.3%
Dimensional Fund Advisors LP(4)	1,733,144	6.2%
Donald Smith & Co., Inc.(5)	2,188,718	7.8%
The Vanguard Group(6)	1,936,900	6.9%
T. Rowe Price Associates, Inc.(7)	1,560,952	5.6%
*	Unless otherwise stated in the notes to this table, the share and percentage ownership information presented is as of the record date.
(1)
Based on a Schedule 13G filed on January 29, 2021 with the SEC by BlackRock, Inc. (“BlackRock”) with respect to the beneficial ownership of 1,853,892 shares of Common Stock as of December 31, 2020 by BlackRock and certain of its subsidiaries. The address of BlackRock is 55 East 52nd Street, New York, New York 10055.

(2)
Based on a Schedule 13G filed on March 29, 2021 with the SEC by Cobas Asset Management, SGIIC, SA (“Cobas”) with respect to the beneficial ownership of 2,773,854 shares of Common Stock as of December 31, 2020 by Cobas. The address of Cobas is Jose Abascal, 45 St. 28003 Madrid, Spain.

(3)
Based on a Schedule 13D filed on April 7, 2021 and a Form 4 filed on June 30, 2020 with the SEC by Cyrus Capital Partners, L.P. (“CCP”) with respect to beneficial ownership of 4,029,367 shares by each of CCP and Cyrus Capital Partners GP, L.L.C. (“CCPGP”) as of March 30, 2021 of which 25,791 were granted to CCP pursuant to agreements between CCP and Mr. Joseph Kronsberg relating to the Company’s non-Employee Director Incentive Compensation Plan (of which 6,230 shares vest on June 2, 2021, the date of the annual meeting of stockholders of the Company for 2021). As the (i) principal of CCP and (ii) principal of Cyrus Capital Partners GP, L.L.C., the general partner of CCP, Stephen C. Freidheim (“Freidheim”) may be deemed the beneficial owner of 4,029,367 shares of Common Stock. The address of each of CCP, CCPGP and Freidheim is 65 East 55th Street, 35th Floor, New York, NY 10022.

(4)
Based on a Schedule 13G filed on February 12, 2021 with the SEC by Dimensional Fund Advisors LP (“Dimensional”) with respect to the beneficial ownership of 1,733,144 shares of Common Stock as of December 31, 2020 by Dimensional. Dimensional is an investment advisor registered under section 203 of the Investment Advisors Act of 1940 and furnishes investment advice to four investment companies registered under the Investment Company Act of 1940 and serves as investment manager or sub-advisor to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts are referred to as the “Funds”). The Funds own all the shares of the Common Stock that are reported to be beneficially owned by Dimensional. The business address of Dimensional is 6300 Bee Cave Road, Building One, Austin, Texas 78746.

(5)
Based on a Schedule 13G filed on February 11, 2021 with the SEC by Donald Smith & Co., Inc. (“DS”) with respect to the beneficial ownership of 2,188,718 shares of Common Stock as of December 31, 2020 by DS and one of its subsidiaries and Jon Hartsel, an individual. DS is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940. The address of DS, its subsidiary and Jon Hartsel is 152 West 57th Street, New York, New York 10019.

(6)
Based on a Schedule 13G filed on February 10, 2021 with the SEC by The Vanguard Group (“Vanguard”) with respect to the beneficial ownership of 1,936,900 shares of Common Stock as of December 31, 2020 by Vanguard and certain of its subsidiaries. Vanguard is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940. The address of Vanguard and its subsidiaries is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(7)
Based on a Schedule 13G filed on February 16, 2021 with the SEC by T. Rowe Price Associates, Inc. (“T. Rowe Price”) with respect to the beneficial ownership of 1,560,952 shares of Common Stock as of December 31, 2020 by T. Rowe Price. T. Rowe Price is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940 and its address is 100 East Pratt Street, Baltimore, Maryland 21202.

Delinquent Section 16(a) Reports
Under the securities laws of the United States, the Company’s directors, executive officers and any persons holding more than 10 percent of the Company’s common stock are required to report their ownership of common stock and any changes in that ownership, on a timely basis, to the SEC. Directors, executive officers and beneficial owners of more than 10% of the common stock are also required to furnish the Company with copies of all Section 16(a) reports that they file with the SEC. Based on material provided to the Company, all such reports were filed on a timely basis in 2020 and through the date of this Proxy Statement, April 23, 2021, except that a report required to be filed by James D. Small III reflecting a grant of restricted stock units, performance restricted stock units and stock options on March 16, 2021 was inadvertently filed as a test filing on March 18, 2021 rather than as an actual filing (which filing would have been timely), which error was not discovered until March 31, 2021, and the actual filing was made on April 1, 2021, which was late.

OTHER MATTERS
The Board is not aware of any matters to be presented at the meeting other than those specified above. If any other matter should be presented, the holders of the accompanying proxy will vote the shares represented by the proxy on such matter in accordance with their best judgment.
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Some brokers use this process for proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice that any person will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or the Company if you hold shares registered in your name, and the Company will promptly undertake to carry out your request. You can notify the Company by sending a written request to the Company at its address set forth below.
The Company’s 2020 Annual Report is available at https://www.intlseas.com/investor-relations/sec-filing. That 2020 Annual Report does not form part of this Proxy Statement. The Company will provide to any stockholder of the Company, without charge, a copy of the Company’s 2020 Annual Report upon written request addressed to the Corporate Secretary of the Company at 600 Third Avenue, New York, New York 10016.
By order of the Board of Directors,

JAMES D. SMALL III

Chief Administrative Officer, Senior Vice President,
General Counsel and Secretary

New York, New York
April 23, 2021

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 1, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/ INSW2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 1, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D47142-P54287

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

INTERNATIONAL SEAWAYS, INC.

	For All	Withhold All	For All Except
The Board of Directors recommends you vote FOR the following:	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of Directors

Nominees:

01) Doug Wheat
02) Timothy J. Bernlohr
03) Ian T. Blackley
04) Randee E. Day
05) David I. Greenberg
06) Joseph I. Kronsberg
07) Ty E. Wallach
08) Lois K. Zabrocky

The Board of Directors recommends you vote FOR the following proposals:	For	Against	Abstain
2. Ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the year 2021.	☐	☐	☐
3. Approval by an advisory vote of the compensation paid to the Named Executive Officers of the Company for 2020 as described in the Company's Proxy Statement.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name (or names) appear(s) above. For joint accounts each owner should sign. Executors, administrators, trustees, etc. should give full title.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date